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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Huntsman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(2)	Form, Schedule or Registration Statement No.:
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Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

March 26, 2010

Dear Stockholder:

        Huntsman Corporation's 2010 Annual Meeting of Stockholders will be held on May 6, 2010, at 8:30 a.m., local time, at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas. You are cordially invited to attend.

        At this year's Annual Meeting you will be asked to: (1) elect as Class III directors the three nominees named in the accompanying Proxy Statement; (2) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with our Bylaws. The Board recommends that you vote FOR the election of the Class III director nominees named in the accompanying Proxy Statement and FOR ratification of the appointment of our independent registered public accounting firm. Please refer to the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information on each of the proposals to be considered at the Annual Meeting.

        It is important that you use this opportunity to take part in the affairs of Huntsman Corporation by voting on the business to come before the Annual Meeting.

        Whether or not you plan to attend the Annual Meeting, we ask that you vote as soon as possible. You may vote by proxy via the Internet or telephone, or if you received paper copies of the proxy materials via mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card or the information forwarded by your broker, bank or other holder of record. For detailed information regarding voting instructions, please refer to the accompanying Proxy Statement.

        We look forward to seeing you at the Annual Meeting.

                      Very truly yours,

                      Jon M. Huntsman
                       Executive Chairman of the Board

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2010

TO THE STOCKHOLDERS OF HUNTSMAN CORPORATION:

        The 2010 Annual Meeting of Stockholders of Huntsman Corporation will be held at 8:30 a.m., local time, on May 6, 2010, at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas. We are holding the Annual Meeting for the following purposes:

  1.
  To elect as Class III directors the three nominees named in the accompanying Proxy Statement.

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.

  3.
  To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with our Bylaws.

        The above matters are fully described in the accompanying Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

        Only stockholders of record at the close of business on March 10, 2010 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices at 500 Huntsman Way, Salt Lake City, Utah 84108 for 10 days prior to the Annual Meeting, beginning on April 26, 2010. If you would like to review the stockholder list during ordinary business hours, please call or email Huntsman Investor Relations at (801) 584-5860 or ir@huntsman.com to schedule an appointment.

        Even if you plan to attend the Annual Meeting, please vote by proxy via the Internet or telephone, or if you received paper copies of the proxy materials by mail, you can also vote via mail by following the instructions on the proxy card or voting instruction card or the information forwarded by your broker, bank or other holder of record. Please vote as promptly as possible to ensure that your shares are represented. Even if you have voted your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By Order of the Board of Directors,

James R. Moore Secretary

March 26, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2010

        The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2010 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2009 of Huntsman Corporation are available at https://materials.proxyvote.com/447011.

HUNTSMAN CORPORATION
500 Huntsman Way
Salt Lake City, Utah 84108

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 6, 2010

GENERAL

        This Proxy Statement is being furnished to the stockholders of Huntsman Corporation in connection with the solicitation of proxies by its Board of Directors (the "Board"). The proxies are to be voted at our 2010 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, at 8:30 a.m., local time, on May 6, 2010, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board is not aware of any other matters to be presented at the Annual Meeting.

        Our Board is soliciting your proxy to vote your shares at the Annual Meeting. We will bear the cost of the solicitation, including the cost of the preparation, assembly, printing and, where applicable, mailing of this Proxy Statement, the proxy card, the Notice of Internet Availability of Proxy Materials ("Notice of Internet Availability") and any additional information furnished to our stockholders. In addition to solicitation by mail, certain of our directors, officers and employees may, without extra compensation, solicit proxies by telephone, facsimile, electronic means and personal interview. We have hired D.F. King & Co., Inc. to help us distribute and solicit proxies and have agreed to pay D.F. King $11,500, plus reimbursement for out-of-pocket expenses, for these services. We will also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse them for postage and clerical expenses.

        The Notice of Internet Availability and the proxy materials are first being made available on or about March 26, 2010, to stockholders of record and beneficial owners who owned shares of our common stock at the close of business on March 10, 2010.

INTERNET AVAILABILITY OF PROXY MATERIALS

        In accordance with rules of the SEC, we have elected to furnish proxy materials, including this proxy statement and our Annual Report to Stockholders for the year ended December 31, 2009, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders who receive a Notice of Internet Availability will not receive a printed copy of the proxy materials unless they request one. Instead, the Notice of Internet Availability contains instructions on how stockholders can access and review our proxy materials on the Internet. The Notice of Internet Availability also instructs stockholders on how to vote through the Internet or by telephone. Some stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

        Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.     What is the purpose of the Annual Meeting?

        At our Annual Meeting, stockholders will vote upon the matters outlined in the notice of meeting, including the election of three Class III directors, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and consideration of any other matters properly presented at the Annual Meeting in accordance with our Bylaws. The Board is not aware of any other matters to be presented at the Annual Meeting. In addition, our management will report on our performance and respond to questions from stockholders following the adjournment of the formal business at the Annual Meeting.

2.     What is included in the proxy materials?

        The proxy materials include:

  •
  this Proxy Statement for the Annual Meeting of Stockholders; and

  •
  our Annual Report to Stockholders for the year ended December 31, 2009. Stockholders are referred to the Annual Report for financial and other information about our activities. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.

        If you requested a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

3.     What is a proxy?

        It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Peter R. Huntsman, our President, Chief Executive Officer and one of our directors, and James R. Moore, our Executive Vice President, General Counsel and Secretary, will serve as proxies for the Annual Meeting.

4.     What is a proxy statement?

        It is a document that the regulations of the SEC require us to give you when we ask that you designate Peter R. Huntsman and James R. Moore each as proxies to vote on your behalf. This Proxy Statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about our Board and executive officers.

5.     How can I access the proxy materials over the Internet?

        Your Notice of Internet Availability, proxy card or voting instruction card (as applicable) contains instructions on how to:

  •
  view our proxy materials for the Annual Meeting on the Internet; and

  •
  instruct us to send our future proxy materials to you electronically by e-mail.

        If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

6.     Who may attend the Annual Meeting?

        The Board set March 10, 2010 as the record date for the Annual Meeting. All stockholders of record who owned shares of common stock at the close of business on March 10, 2010, or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof, as may our invited guests. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in "street name" (that is, in a brokerage account or through a bank or other nominee), you will need to bring a copy of a statement reflecting your share ownership as of March 10, 2010. Any person attending will need to bring your Notice of Internet Availability or proxy card, as applicable, or personal identification and check in at the registration desk at the Annual Meeting.

7.     What is the record date and what does it mean?

        The record date for the Annual Meeting is March 10, 2010. The record date is established by the Board as required by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to:

  •
  receive notice of the Annual Meeting; and

  •
  vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting in accordance with our Bylaws.

        At the close of business on March 10, 2010, there were 237,841,926 shares of our common stock outstanding.

8.     What am I voting on?

        You will be voting on the following two items of business at the Annual Meeting:

  •
  to elect as Class III directors the three nominees named in this Proxy Statement; and

  •
  the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

        We are not aware of any other business to be conducted at the Annual Meeting.

9.     How many votes are required to hold the Annual Meeting?

        The required quorum for the transaction of business at the Annual Meeting is a majority of shares of our common stock issued and outstanding on the record date. Consequently, the presence, in person or by proxy, of the holders of at least 118,920,964 shares of common stock is required to establish a quorum at the Annual Meeting. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a particular matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

10.   What is the difference between a stockholder of record and a stockholder who holds stock in street name?

        Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

  •
  Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to

    Peter R. Huntsman, our President, Chief Executive Officer and one of our directors, and James R. Moore, our Executive Vice President, General Counsel and Secretary, or to vote in person at the Annual Meeting.

  •
  Street Name.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the Notice of Internet Availability or proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker or nominee has provided voting instructions for you to use in directing the broker or nominee how to vote your shares. If you fail to provide sufficient instructions to your broker or nominee, that stockholder of record may be prohibited from voting your shares. See "Will my shares be voted if I do not provide my proxy?"

11.   What different methods can I use to vote?

        We are offering the following methods of voting:

  Voting In-Person

        Stockholders of Record.    Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring your Notice of Internet Availability or proxy card, as applicable, or personal identification.

        Street Name.    Shares held in street name may be voted in person by you only if you obtain a legal proxy from the stockholder of record giving you the right to vote your beneficially owned shares.

  Voting via the Internet

        Shares may be voted via the Internet at www.proxyvote.com. Your voting instructions will be accepted up until 11:59 p.m. Eastern Time on May 5, 2010. Have your Notice of Internet Availability or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

  Voting via Telephone

        Shares may be voted via any touch-tone telephone at 1-800-690-6930. Your voting instructions will be accepted up until 11:59 p.m. Eastern Time on May 5, 2010. Have your Notice of Internet Availability or proxy card in hand when you call and then follow the instruction given.

  Voting via Mail

        If you requested a paper proxy card, your shares may be voted via mail by marking, signing and dating your proxy card and returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

        EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SUBMITTING YOUR PROXY VIA INTERENT, TELEPHONE OR MAIL DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

12.   What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

        In the vote on the election of the three Class III director nominees to serve until the 2013 Annual Meeting, you may:

  •
  vote in favor of all nominees;

  •
  withhold votes as to all nominees; or

  •
  withhold votes as to specific nominees.

        The nominees receiving a plurality of the votes cast at the Annual Meeting for the election of directors will be elected as directors. Withholding votes as to a nominee will have no effect on the election of that nominee. You may not cumulate your votes in the election of directors. If you are a street name holder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes on the election of director nominees with respect to the shares that you beneficially own. These broker non-votes will have no effect on the election of nominees.

        The Board recommends a vote FOR each of the nominees named in this Proxy Statement.

13.   What are my voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010, and what vote is needed to ratify their appointment?

        In the vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, you may:

  •
  vote in favor of the ratification;

  •
  vote against the ratification; or

  •
  abstain from voting on the ratification.

        The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm will require approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. If you hold your shares in street name and do not provide timely voting instructions, your broker may exercise discretionary authority, thereby avoiding a broker non-vote.

        The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

14.   What if I don't specify a choice for a matter when returning my proxy?

        You should specify your choice for each matter on the enclosed proxy. If you sign and return your proxy but do not give specific instructions, your proxy will be voted FOR the election of all director nominees named in this Proxy Statement and FOR the proposal to ratify the appointment of Deloitte & Touche LLP.

15.   Will my shares be voted if I do not provide my proxy?

        In some cases, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Specifically, brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to cast votes on certain "routine" matters if they do not receive instructions from their customers. The ratification of the selection of independent registered public accounting firms is considered a routine matter for which brokerage firms may vote shares for which they have not received voting instructions. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." The election of directors is not considered a routine matter for which brokerage firms may vote shares for which they have not received voting instructions. Therefore, if you are a street name holder and do not provide voting instructions to your broker with respect to the election of directors, it will result in a broker non-vote with respect to such proposal.

16.   How are abstentions and broker non-votes counted?

        Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, which requires a plurality of votes, broker non-votes will have no effect. In the proposal to ratify the appointment of our independent registered public accounting firm, abstentions will have the same effect as a vote against the ratification, and broker non-votes will have no effect.

17.   What happens if additional proposals are presented at the Annual Meeting?

        Other than the election of directors and the ratification of the appointment of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our Bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

18.   May I vote confidentially?

        Yes. We treat all stockholder meeting proxies, ballots and voting tabulations confidentially if the stockholder has requested confidentiality on the proxy or ballot.

        If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (1) to meet applicable legal requirements or (2) to allow the independent election inspectors to count and certify the results of the vote. The independent election inspectors may, however, at any time inform us whether or not a stockholder has voted.

19.   Can I change my vote after submitting my proxy?

        If you are a stockholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

  •
  voting again by telephone or through the Internet prior to 11:59 p.m. Eastern Time on May 5, 2010;

  •
  requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability;

  •
  giving written notice of revocation to our Corporate Secretary by mail to Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah 84108 or by facsimile at (801) 584-5782; or

  •
  attending the Annual Meeting and voting in person.

        Attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

        If you are a street name holder, you must follow the instructions on revoking your proxy, if any, provided by your bank or broker.

20.   What does it mean if I receive more than one Notice of Internet Availability or more than one set of proxy materials?

        It means that you have multiple accounts with brokers and/or our transfer agent, The Bank of New York Mellon. Please vote all of these shares. We recommend that you contact your broker and/or The Bank of New York Mellon to consolidate as many accounts as possible under the same name and address. Please submit your request by mail to BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711. BNY Mellon Shareowner Services may also be reached through its website at www.bnymellon.com/shareowner/isd.

21.   What is "householding"?

        We may send a single Notice of Internet Availability or set of proxy materials, as applicable, and other stockholder communications to any household at which two or more stockholders reside. This process is called "householding." This reduces duplicate mailings and saves printing and postage costs as well as natural resources. The Notice of Internet Availability, proxy materials and other stockholder communications may be householded based on your prior express or implied consent. If you wish to receive a separate copy of our Notice of Internet Availability or proxy materials, as applicable, for each stockholder sharing your address in the future, please contact us by mail in care of BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711, and we will promptly deliver to you the requested material. If you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request by mail to our transfer agent, The Bank of New York Mellon, at BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711. BNY Mellon Shareowner Services may also be reached through its website at www.bnymellon.com/shareowner/isd.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

        The size of our Board is currently set at nine, divided into three classes serving staggered terms, with one class being elected each year to serve a three-year term. The three current Class III Board members, whose terms expire at the Annual Meeting, are Nolan D. Archibald, H. William Lichtenberger and Richard A. Michaelson. This year, the Nominating and Corporate Governance Committee of our Board (the "Governance Committee") determined to institute a practice of periodically recommending new director candidates for nomination to replace existing directors not standing for re-election. This practice was instituted to bring directors with new perspectives, experience and ideas onto the Board periodically. As Mr. Michaelson was the longest standing non-management director on the Board, the Governance Committee recommended, and our Board unanimously nominated, each of Mr. Archibald and Mr. Lichtenberger for re-election as Class III directors and M. Anthony Burns for election as a Class III director. Each elected Class III director will serve until our 2013 Annual Meeting, until a successor is elected and qualified, or until his earlier death, resignation or retirement (including for the reasons described below). We did not pay any third-party fees to assist in the process of identifying or evaluating candidates.

        Our Corporate Governance Guidelines include a policy that no director will be nominated for election to the Board after his or her 75th birthday, unless the Board approves an exception. Upon reaching his or her 75th birthday, a director (other than a director also serving as an executive officer) is required to offer his or her resignation to the Board effective as of the next annual meeting of stockholders, which resignation will be accepted by the Board unless extenuating circumstances lead the Board to believe that the director's continued service is in our best interest. In addition, a director is required to offer his or her resignation to the Board upon a change in his or her principal occupation, which resignation the Board may choose to accept or reject.

        A plurality of the votes cast in person or by proxy by the holders of our common stock is required to elect each director. Accordingly, under Delaware law, our Articles of Incorporation and our Bylaws, withheld votes and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the director nominees listed below. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board. Stockholders may not cumulate their votes in the election of directors.

        It is our policy for directors to attend our annual meetings to provide an opportunity for stockholders to communicate directly with directors about issues affecting our company.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH CLASS III
DIRECTOR NOMINEE LISTED BELOW

 Nominees and Existing Directors

        Presented below is information with respect to all of our directors and nominees, including the directors nominated for election and re-election this year, the directors whose terms expire in subsequent years and the directors whose terms expire at the Annual Meeting and who are not being nominated for re-election. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board in light of our business. This information is current as of March 15, 2010.

Current Class III Directors and Nominees for Class III Directors

Nolan D. Archibald	Mr. Archibald, age 66, has served as one of our directors since March 2005. Mr. Archibald was appointed as Chairman of the Compensation Committee in January 2009. Mr. Archibald has been President and Chief Executive Officer of The Black & Decker Corporation since 1986 and Chairman of the Board of The Black & Decker Corporation since 1987. On November 2, 2009, it was announced the The Black & Decker Corporation would merge with the Stanley Works Company. Following the merger, Mr. Archibald will become Executive Chairman of the Board of Stanley Black & Decker. It is estimated that the merger will be completed in March 2010. Mr. Archibald also serves as a director of Lockheed Martin Corporation and Brunswick Corporation. We believe that Mr. Archibald's extensive board and executive-level management experience and proven leadership and business capabilities support the conclusion that he should serve as one of our directors.
H. William Lichtenberger
Mr. Lichtenberger, age 74, has served as one of our directors since March 2005 and has served as Vice Chairman and Lead Independent Director since February 2009. He has also served as Chairman of the Nominating and Corporate Governance Committee since March 2005. Mr. Lichtenberger was the Chairman and Chief Executive Officer of Praxair, Inc. from 1992 until his retirement in 2000. From 1990 until 1992, he was President and Chief Operating Officer of Union Carbide Corporation. Mr. Lichtenberger served as a director of Ingersoll-Rand Company Limited until June 2009. In addition, until July 2007, Mr. Lichtenberger served as a director of Arch Chemicals, Inc. We believe that Mr. Lichtenberger's extensive board and executive-level management experience and proven leadership and business capabilities support the conclusion that he should serve as one of our directors.
M. Anthony Burns
Mr. Burns, age 67, currently serves as Chairman Emeritus of Ryder System, Inc., a provider of transportation and logistics services, a position that he has held since 2002. Mr. Burns served in several positions at Ryder until his retirement in 2002, including Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000 and President from 1979 to 1999. Prior to joining Ryder, Mr. Burns served in management of Mobil Oil Corporation. Mr. Burns also currently serves as a director of Pfizer Inc., The Black & Decker Corporation and J.C. Penney Company, Inc. He is also a Life Trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida. We believe that Mr. Burns' long tenure as CEO of Ryder System, a major public company, his valuable leadership and management insights, his financial expertise through service on (and in some cases chairmanship of) the audit committees of other public companies, and his executive compensation experience through service on the compensation committees of several public companies, support the conclusion that he should serve as one of our directors.

Richard A. Michaelson	Mr. Michaelson, age 52, has served as one of our directors and Chairman of the Audit Committee since October 2004. Mr. Michaelson is the Chief Financial Officer of Life Sciences Research Inc., a contract research organization providing global outsourcing services to the pharmaceutical industry. Prior to his joining Life Sciences Research Inc. in 1998, he was a partner in Focused Healthcare Partners, a healthcare investment company. Mr. Michaelson was the Chief Financial Officer of Unilab Corporation, California's largest provider of clinical laboratory services, from 1993 to 1997, and held a succession of senior management positions at MetPath (now Quest Diagnostics) between 1982 and 1993. Mr. Michaelson was a financial analyst at IBM from 1979 to 1982. Mr. Michaelson's term will expire on the date of the Annual Meeting, as he is not standing for re-election.

Class I Directors (term expires in 2011)

Jon M. Huntsman	Jon M. Huntsman, age 72, is the Executive Chairman of the Board of Directors of our Company. Prior to appointment as Executive Chairman effective February 1, 2009, Mr. Huntsman served as Chairman of the Board of Directors of our Company, a position he had held since our Company was formed. He has been Chairman of the Board of all Huntsman companies since he founded his first plastics company in 1970. Mr. Huntsman served as Chief Executive Officer of our Company and our affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable, of Huntsman International and certain of our other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the Chairman and Founder of the Huntsman Cancer Institute. We believe that Mr. Huntsman's vital role in the founding and history of our company, extensive experience in the chemical industry and proven leadership and business skills support the conclusion that he should serve as one of our directors. Mr. Huntsman is the father of our CEO, Peter R. Huntsman.

Marsha J. Evans	Ms. Evans, age 62, has served as one of our directors since August 2005. Ms. Evans served as President and Chief Executive Officer of The American Red Cross from August 2002 until December 2005. Ms. Evans previously served as the National Executive Director (CEO) of Girl Scouts of the USA from 1998 until July 2002. She was acting Commissioner of the Ladies Professional Golf Association from July 2009 to January 2010. She also served with the United States Navy for 29 years, where she was commissioned ensign in 1968 and attained the rank of rear admiral before retiring in 1998. Prior to retirement, she served as the Superintendent (president) of the Naval Postgraduate School in Monterey, California, and as the Director of the George C. Marshall European Center for Security Studies. Ms. Evans also serves as a director of Weight Watchers International, Inc., the Estate of Lehman Brothers Holdings and Office Depot, Inc. We believe that Ms. Evans' broad background and range of professional experiences and leadership capabilities support the conclusion that she should serve as one of our directors.
Patrick Harker
Dr. Harker, age 51, has served as one of our directors since March 2010. Since 2007, Dr. Harker has been President of the University of Delaware, Newark, Delaware. From February 2000 through June 2007, Dr. Harker was Dean of the Wharton School of the University of Pennsylvania and served as a Professor of Electrical and Systems Engineering in the University of Pennsylvania's School of Engineering and Applied Science. Since 2000, Dr. Harker has served as a Trustee of the Goldman Sachs Trust and Goldman Sachs Variable Trust. He also served as a Member of the Board of Managers of the Goldman Sachs Hedge Fund Partners Registered Fund LLC from 2004 through 2009. Since May 2009, Dr. Harker has served as a director for Pepco Holdings, Inc. We believe that Dr. Harker's significant experience leading highly-respected educational and business institutions, along with his board experience and background in engineering and applied science, support the conclusion that he should serve as one of our directors.

Class II Directors (term expires in 2012)

Peter R. Huntsman	Peter R. Huntsman, age 47, has served as a director of our Company and affiliated companies since 1994. Mr. Huntsman is President, Chief Executive Officer and a director of our Company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our Company. We believe that Mr. Huntsman's important role in the history and management of our company and its affiliates and his leadership and business skills, including his current position as our Chief Executive Officer, support the conclusion that he should serve as one of our directors. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman.

Wayne A. Reaud	Mr. Reaud, age 62, has served as one of our directors since March 2005. Mr. Reaud currently serves as the Chairman of our Litigation Committee, which was formed in November 2008, and he served as the Chairman of our Compensation Committee from March 2005 until January 2009. Mr. Reaud is a trial lawyer and the founder of the law firm of Reaud, Morgan & Quinn. For over thirty years, he has represented clients in significant cases involving personal injury, product and premises liability, toxic torts and business litigation. Mr. Reaud has handled first impression mass tort litigation involving asbestos premises liability claims, including the largest asbestos product liability class action lawsuit in the history of Texas courts. He also represented the State of Texas in its landmark litigation against the tobacco industry. Mr. Reaud currently serves as Chairman of the Board of the Beaumont Foundation of America and is a Director of the Reaud Charitable Foundation. He is a Life Fellow of the Texas Bar Foundation and a Fellow of the International Society of Barristers, a member of the Philosophical Society and a member of the State Bar of Texas Grievance Committee. Mr. Reaud was chosen as the Most Distinguished Alumni of Texas Tech University Law School in 1998 and also chosen as the Most Distinguished Alumni of Lamar University in 2006. He is listed in Best Lawyers in America. We believe that Mr. Reaud's legal expertise and extensive experience with complex and high-profile litigation and his commitment to service support the conclusion that he should serve as one of our directors.
Alvin V. Shoemaker
Mr. Shoemaker, age 71, has served as one of our directors since March 2005. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of First Boston Corporation and First Boston, Inc. in 1989, a position he assumed in 1983. Mr. Shoemaker also currently serves as a director of Wynn Resorts Limited. We believe that Mr. Shoemaker's extensive board and executive-level management experience and proven leadership and business capabilities support the conclusion that he should serve as one of our directors.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

General

        The Audit Committee of the Board has appointed Deloitte & Touche LLP ("Deloitte & Touche") to serve as our independent registered public accounting firm and to audit our consolidated financial statements for 2010. Deloitte & Touche has served as our auditors since 1984. The Audit Committee has been advised by Deloitte & Touche that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Deloitte & Touche to stockholders for ratification.

        Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Accordingly under Delaware law, our Articles of Incorporation and our Bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote has no effect on the proposal.

        If the selection of the independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of our company and our stockholders.

        One or more representatives of Deloitte & Touche are expected to attend the Annual Meeting and will be available to respond to appropriate questions and, if they desire, will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2010

 Fees Billed by Deloitte & Touche

        The following table shows the aggregate fees billed by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in each of the last two fiscal years for the services indicated (dollars in millions):

	2009	2008
Audit Fees	$7.4	$11.6
Audit-Related Fees	0.4	0.4
Tax Fees	3.1	4.8
All Other Fees	0.9	0.4

Total	$11.8	$17.2

        Audit Fees.    Fees for audit services include fees associated with annual integrated audits, reviews of annual reports on Form 10-K and quarterly reports on Form 10-Q, statutory audits required internationally, services related to comfort letters and consents and assistance with other filings and public offering documents filed with the SEC.

        Audit-Related Fees.    Fees for audit-related services principally include due diligence in connection with acquisitions and related accounting consultations, compliance with financing arrangements and attest services that were not required by statute or regulation.

        Tax Fees.    Fees for tax services include tax compliance, tax advice and tax planning including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns.

        All Other Fees.    All other fees include fees for services not included in audit fees, audit-related fees and tax fees. The $0.9 million and $0.4 million of all other fees in 2009 and 2008, respectively, related to global trade advisory services.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by Deloitte & Touche of certain audit and non-audit services. Deloitte & Touche may not perform any service enumerated in Section 201(a) of the Sarbanes-Oxley Act of 2002, except as may otherwise be provided by law or regulation. Deloitte & Touche may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. The Audit Committee has pre-approved, by category, the performance by Deloitte & Touche of certain audit and accounting services, certain tax services, and, provided that fees do not exceed $250,000 per individual project, certain other tax services and audit-related services. The Audit Committee has delegated to the committee chairperson the power to pre-approve services beyond those previously described, provided that no services may be approved that are prohibited pursuant to Section 201(a) of the Sarbanes-Oxley Act of 2002 or that appear reasonably likely to compromise the independence of Deloitte & Touche. Any pre-approval granted by the chairperson is reviewed by the Audit Committee at its next regularly scheduled meeting. In addition, the Audit Committee receives an annual report detailing the prior year's expenditures consistent with the SEC's accountant fee disclosure requirements.

        Since 2003, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Deloitte & Touche.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Huntsman Corporation ("Huntsman") assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of Huntsman's internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter, a copy of which can be found on Huntsman's website at www.huntsman.com. The members of the Committee are Messrs. Michaelson, Lichtenberger and Shoemaker, each of whom meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and applicable independence requirements of the New York Stock Exchange.

        The Committee has reviewed and discussed Huntsman's audited financial statements for the year ended December 31, 2009 with Huntsman's management. The Committee has discussed with Deloitte & Touche LLP, Huntsman's independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

        Based on the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board that Huntsman's audited financial statements for the year ended December 31, 2009 be included in Huntsman's Annual Report on Form 10-K for the year ended December 31, 2009.

        AUDIT COMMITTEE,

  Richard A. Michaelson, Chair
  H. William Lichtenberger
  Alvin V. Shoemaker

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding beneficial ownership of our common stock as of March 15, 2010 by:

  •
  each person who we know owns beneficially more than 5% of our common stock;

  •
  each of our directors and nominees;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Under the regulations of the SEC, shares are generally deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares voting power or investment power (including the power to dispose) over the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire voting power or investment power of the shares within 60 days, including through the exercise of any option, warrant or right. In accordance with the regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of March 15, 2010. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent(2)
5% or more beneficial owners:
Goldman Sachs Asset Management(3)	14,712,476	6.2%
BlackRock, Inc.(4)	12,859,261	5.4%
Huntsman Family Holdings Company LLC	23,216,818	9.8%
The Jon and Karen Huntsman Foundation	21,782,000	9.2%
Directors and named executive officers:
Jon M. Huntsman(5)	45,095,792	19.0%
Nolan D. Archibald(6)	139,147	*
Marsha J. Evans(7)	120,970	*
Patrick Harker(8)	—	*
Peter R. Huntsman(9)	3,192,304	1.34%
H. William Lichtenberger(10)	224,147	*
Richard A. Michaelson(11)	133,147	*
Wayne A. Reaud(12)	1,498,247	*
Alvin V. Shoemaker(13)	126,341	*
J. Kimo Esplin(14)	926,469	*
Samuel D. Scruggs(15)	949,238	*
Anthony P. Hankins(16)	672,343	*
All directors and executive officers as a group (21 persons)(5)(8)(17)	55,329,141	23.25%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares.

(2)
Based upon an aggregate of 237,958,899 shares of common stock outstanding on March 15, 2010.

(3)
As reported in Schedule 13G filed with the SEC on February 12, 2010 by Goldman Sachs Asset Management. Goldman Sachs Asset Management consists of Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC. Based on such 13G filing, Goldman Sachs Asset Management has shared voting power over 13,743,496 shares and shared dispositive power over 14,712,476 shares. The address of Goldman Sachs Asset Management is 32 Old Slip, New York, NY 10005.

(4)
As reported in Schedule 13G filed with the SEC on February 1, 2010 by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Includes the following shares of which Jon M. Huntsman may be deemed to be the beneficial owner: (i) 23,216,818 shares held by Huntsman Family Holdings Company LLC, by virtue of being the holder of the largest number of ownership interests in such company (ii) 22,900 shares held by the Karen H. Huntsman Inheritance Trust, by virtue of being the spouse of the trustee of such trust, and (iii) the 21,782,000 shares which he contributed to The Jon and Karen Huntsman Foundation on June 25, 2007, by virtue of having the right to appoint all trustees on the Board of Trustees of such foundation and the right to remove any such trustees with or without cause or for any reason. Jon M. Huntsman expressly disclaims beneficial ownership of any shares held by Huntsman Family Holdings Company LLC, the Karen H. Huntsman Inheritance Trust or The Jon and Karen Huntsman Foundation.

(6)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 15, 2010, and 13,926 vested restricted stock units the shares underlying which will be deliverable upon termination of service.

(7)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 15, 2010, and 55,221 vested restricted stock units the shares underlying which will be deliverable upon termination of service.

(8)
Information for Patrick Harker is provided as of March 15, 2010, even though Dr. Harker was not appointed as a director until March 24, 2010.

(9)
Includes options to purchase 1,427,687 shares of common stock that are exercisable within 60 days of March 15, 2010. Also includes 191,000 shares of which Peter R. Huntsman may be deemed to be the beneficial owner that are held by his spouse as Uniform Gifts to Minors Act custodian for each of six of Mr. Huntsman's children. Peter R. Huntsman expressly disclaims beneficial ownership of any such shares held by his spouse.

(10)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 15, 2010, and 58,867 vested restricted stock units the shares underlying which will be deliverable upon termination of service.

(11)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 15, 2010, and 69,147 vested restricted stock units the shares underlying which will be deliverable upon termination of service.

(12)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 15, 2010, and 69,147 vested restricted stock units the shares underlying which will be deliverable upon termination of service.

(13)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 15, 2010, and 55,221 vested restricted stock units the shares underlying which will be deliverable upon termination of service.

(14)
Includes options to purchase 504,658 shares of common stock that are exercisable within 60 days of March 15, 2010.

(15)
Includes options to purchase 639,148 shares of common stock that are exercisable within 60 days of March 15, 2010.

(16)
Includes options to purchase 392,319 shares of common stock that are exercisable within 60 days of March 15, 2010.

(17)
Includes options to purchase a total of 4,726,233 shares of common stock that are exercisable within 60 days of March 15, 2010, a total of 321,529 vested restricted stock units the shares underlying which will be delivered to the applicable holder upon termination of service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to Huntsman stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

        Based solely on a review of the copies of Forms 4 and 5 furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during 2009 all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a).

CORPORATE GOVERNANCE

Board Independence

        It is important to our Company for investors to have confidence that the individuals serving as independent directors on our Board do not have a relationship with us that would impair their independence. Under the NYSE corporate governance rules, our Board must have a majority of independent directors. For a director to qualify as independent, our Board must affirmatively determine that the director has no material relationship with our Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company. To assist it in making independence determinations, our Board has adopted independence criteria which can be found on our website at www.huntsman.com. Under these criteria, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of our Company or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of our Company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of ours is not considered for purposes of this standard.

  •
  (i) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company's audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

  •
  The director is an executive officer of any charitable or non-profit organization to which we have made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        With the assistance of legal counsel to the Company, the Governance Committee has reviewed the applicable legal and NYSE standards for independence, as well as our independence criteria. A summary of the answers to annual questionnaires completed by each of the directors and nominees for director and a report of transactions and relationships between each director and nominee for director, or any of his or her family members, and our Company, senior management and independent registered accounting firm have been made available to the Governance Committee. In its review, the Governance Committee specifically considered the relationships discussed under "Certain Relationships and Related Transactions—Transactions" and Messrs. Jon M. Huntsman and Reaud's service together on the board of directors of a private foundation. On the basis of this review, the Governance Committee delivered a report to the full Board, and the Board made its independence determinations based on the Governance Committee's report and the supporting information. As a result of this review, our Board has determined that Ms. Evans and Messrs. Archibald, Lichtenberger, Michaelson, Reaud, Shoemaker and Harker, who currently constitute a majority of our Board, are independent. With the exception of Dr. Harker (who is not currently a member of any standing Board committee), these independent directors currently comprise in full the membership of each standing Board committee described in this report. In addition, based on this review, our Board also believes that Mr. Burns would be an independent director if elected.

        Jon M. Huntsman, the Executive Chairman of our Board, is not considered to be an independent director because he is employed by our Company and he is the father of Peter R. Huntsman, our President, Chief Executive Officer and director. Peter R. Huntsman, our President and Chief Executive Officer, is not considered to be an independent director because he is employed by our Company and he is the son of Jon M. Huntsman, our Executive Chairman.

Board Meetings

        Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Our Board met 12 times in 2009. During 2009, the non-management directors met in executive session three times and the independent directors met in executive session three times. During 2009, each director attended at least 75% of the aggregate of:

  •
  the total number of meetings of the Board (held during the period for which such person has been a director); and

  •
  the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Board Leadership Structure and Executive Sessions of the Board

        According to our Bylaws, the Chairman of the Board is elected by all of the directors on the Board to preside at all meetings of the stockholders and of the Board. The Board Chairman is also required to make reports to the Board and the stockholders and to ensure that all orders and resolutions of the Board and any of its committees are carried into effect. Our Bylaws also allow the Board to elect an Executive Chairman. If elected, the Executive Chairman fills the role of Board Chairman and has other powers and duties including, among others, consulting on the strategic vision of our Company and serving as a facilitator for communication between our officers and the Board. In accordance with our Corporate Governance Guidelines, the Executive Chairman is also responsible for establishing the agenda for each Board meeting. At the beginning of the year, the Executive Chairman establishes a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is also free to suggest the inclusion of additional items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting. Jon M. Huntsman is currently the Executive Chairman. As such, he also fills the role of Board Chairman. Jon M. Huntsman is the father of Peter R. Huntsman, our Chief Executive Officer. In accordance with our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Board Chairman and Chief Executive Officer. Our Bylaws expressly allow our Board Chairman to serve as President or Chief Executive Officer, if so elected by the Board. The Board believes that this issue should be considered periodically as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination regarding this issue each time it appoints a new Chief Executive Officer. Based on these principles, the Board may determine that it is appropriate in the future to combine the roles of Board Chairman and Chief Executive Officer. Our Bylaws also allow the Board to elect one or more Vice Chairmen to preside at Board and stockholder meetings and to perform such other duties as may be delegated by the Board, in either case in the absence of Board Chairman. Mr. Lichtenberger is currently our only Vice Chairman.

        In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session without management at each regularly scheduled Board meeting, or more frequently as needed at the call of one or more of our non-management directors. Mr. Lichtenberger, our Vice Chairman of the Board and Lead Independent Director, is the presiding director at these sessions. Our Corporate Governance Guidelines also require that our independent directors meet in executive session at least once annually without those non-management directors who are not independent, or more frequently as needed at the call of one or more of our independent directors. Currently, all of our non-management directors are independent and, therefore, each executive session of non-management directors is also an executive session of independent directors.

        We believe that the appropriate Board leadership structure for our Company may vary, depending on the circumstances facing the Board and our Company at any given time. For example, we have revised our Board leadership structure in the past to address specific needs, such as the formation of a Litigation Committee and the appointment of Jon M. Huntsman to Executive Chairman in recognition of his ongoing strategic leadership at both a Board and an executive level. We believe that our current Board leadership structure efficiently addresses the present needs of our Company, and allows our Board to fulfill its role in exercising effective, independent oversight of our management on behalf of our stockholders. Our Board further believes that we have in place effective structures, processes and arrangements to ensure that the work of our Board is completed in a manner that maintains the highest standards of corporate governance, independence and leadership, as well as continued accountability of management.

Board Role in Risk Oversight

        Our Board is responsible for overseeing the Company's management of risk. The Board strives to effectively oversee the Company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders. The Board understands that its focus on effective risk oversight is critical to setting the Company's tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company's risk philosophy by having discussions with management to establish a mutual understanding of the Company's overall appetite for risk. The Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company's most significant risk exposures. The Board expects frequent updates from management about the Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

        Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our Audit Committee periodically discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. Our Compensation Committee helps the Board to identify the Company's exposure to any risks potentially created by our compensation programs and practices. Our Nominating and Corporate Governance Committee oversees risks relating to the Company's corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function. During each regularly scheduled Board meeting each year, the full Board also reviews the Company's long-term strategic plans for a particular division and the principal issues, including foreseeable risks that division expects to face in the future.

 Board Committees

        Our Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance committees. Each of these committees has a written charter approved by the Board. These charters are available on our website at www.huntsman.com. We will also furnish copies of our charters to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        The members of the committees are identified in the following table:

Audit	Compensation	Nominating and Corporate Governance
Richard A. Michaelson (Chair)	Nolan D. Archibald (Chair)	H. William Lichtenberger (Chair)
H. William Lichtenberger	Wayne A. Reaud	Marsha J. Evans
Alvin V. Shoemaker	Alvin V. Shoemaker	Richard A. Michaelson

        Audit Committee.    The Audit Committee has been established to assist the Board in monitoring:

  •
  the integrity of our financial statements;

  •
  our independent registered public accounting firm's qualifications and independence;

  •
  the performance of our internal audit function and independent registered public accounting firm; and

  •
  our compliance with legal and regulatory requirements applicable to financial and disclosure matters.

        The Audit Committee has sole responsibility for the appointment, retention and termination of the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. Under the independence criteria that our Board has adopted, which can be found on our website at www.huntsman.com, a member of the Audit Committee will not be considered independent if:

  •
  The member receives directly or indirectly any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An immediate family member of the member receives any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An entity in which the member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions, who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to us receives any consulting, advisory or other compensatory fee from us; or

  •
  The member is otherwise an affiliated person of the Company.

        Furthermore, under these independence standards, (1) each member of the Audit Committee must be financially literate, (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an "audit committee financial expert" and (3) no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC's definition of "audit committee financial expert" to have accounting or related financial management expertise. Each of these independence criteria is interpreted and applied by the Board in its business judgment and in a manner consistent with applicable NYSE and SEC guidance.

        Our Board has determined that each member of the Audit Committee qualifies as independent under these independence standards and under Rule 10A-3 promulgated under the Exchange Act. Our Board has also determined that Mr. Michaelson, the Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as defined by the regulations of the SEC. No member of the Audit Committee serves on more than two other public company audit committees. Mr. Michaelson is not standing for re-election as a director and will cease to serve as Chairman of the Audit Committee upon the expiration of his term. At this time, our Board has not yet determined who will replace Mr. Michaelson as Audit Committee Chairman.

        The report of the Audit Committee appears under the heading "Report of the Audit Committee of the Board" above.

        The Audit Committee held five meetings in 2009.

        Compensation Committee.    The Compensation Committee's function is to support the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. In this regard, the Board and Compensation Committee seek to align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee also oversees our incentive and equity-based compensation plans.

        The report of the Compensation Committee appears under the heading "Compensation Committee Report" below.

        The Compensation Committee held seven meetings in 2009.

        Nominating and Corporate Governance Committee.    The Governance Committee is appointed by the Board to ensure that the Board governance system performs well. The duties of the Governance Committee include:

  •
  annually reviewing and reassessing the adequacy of our Corporate Governance Guidelines,

  •
  monitoring director independence;

  •
  managing the Board's annual evaluation process;

  •
  assessing the appropriate balance of skills, characteristics and perspectives required for an effective Board;

  •
  identifying, screening and recommending qualified director candidates;

  •
  periodically reassessing the adequacy of the Board's size;

  •
  overseeing succession planning for our Chief Executive Officer; and

  •
  overseeing our corporate compliance program.

        The Governance Committee held four meetings in 2009.

Director Qualification Standards and Diversity

        The Governance Committee's minimum qualifications and specific qualities and skills required for directors are set forth in Section 1 of our Corporate Governance Guidelines, which are available on our website at www.huntsman.com. These Guidelines require that a majority of directors on the Board must meet the criteria for independence required by the NYSE, and that each director functions consistent with the highest level of professional ethics and integrity. Each of our directors is expected to devote sufficient time and effort to learn the business of our Company and the Board, to use his or her own unique skills and experiences to provide independent oversight to our business, to participate in a constructive and collegial manner, to exhibit a high level of commitment to our Company and to exhibit independent thought and judgment. Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, our Corporate Governance Guidelines require that the Governance Committee consider each candidate's background, ability, judgment, skills and experience in the context of the needs of the Board when evaluating director nominees. The Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the chemical industry. These considerations help the Board as a whole to have the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board in its oversight of our Company. As part of its periodic self-assessment process, the Governance Committee annually reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our Company.

Director Nomination Process

        The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee may use third-party search consultants to identify director candidates. The Governance Committee will also consider stockholder recommendations for candidates for the Board. Stockholders or a group of stockholders may recommend potential candidates for consideration by the Governance Committee by sending a written request to the Governance Committee, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or to CorporateSecretary@huntsman.com by not earlier than the close of business on the 120th calendar day prior to the first anniversary of the date of the preceding year's annual meeting nor later than the close of business on the 90th calendar day prior to the first anniversary of the date of the preceding year's annual meeting; except in certain circumstances described in our Bylaws. The request must comply with Section 2.8 of our Bylaws, which requires, among other things, detailed information concerning the stockholder making the proposal (and the beneficial owner on whose behalf the proposal is made, if any), the name and address of the stockholder and specific information concerning such stockholder's interests in the Company's securities, including derivative instruments. In addition, the request must include the recommended candidate's name, biographical data, qualifications, details regarding any material monetary agreements between the stockholder and the proposed nominee and a written questionnaire completed by the proposed nominee. Our Bylaws are available on our website at www.huntsman.com under the tab "Investor Relations." We will also furnish copies of our Bylaws to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        From time to time, the Governance Committee may request additional information from the nominee or the stockholder.

        The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

        The procedures set forth in Section 2.8 of our Bylaws are the exclusive means for a stockholder to make director nominations or submit other proposals before an annual or special meeting of the stockholders.

Stockholder Communications Policy

        Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors or the Lead Independent Director by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or by sending an email specifying the intended recipients to CorporateSecretary@huntsman.com. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Huntsman (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. A copy of our Stockholder Communications Policy is available on our website at www.huntsman.com.

 Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on our website at www.huntsman.com. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        Among other matters, the guidelines include the following:

  •
  Membership on the Board will be made up of a majority of independent directors who, at a minimum, meet the criteria for independence required by the NYSE.

  •
  Each regularly scheduled Board meeting will include an executive session of the non-management directors.

  •
  The independent directors will meet in executive session at least once annually.

  •
  The Board and its committees each conduct an annual self-evaluation.

  •
  Non-management directors are not permitted to serve as a director for more than three other public companies.

  •
  Our Chief Executive Officer is not permitted to serve as a director for more than two other public companies.

  •
  Directors are expected to attend all meetings of the Board and of the committees of which they are members.

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  Directors not also serving as executive officers are required to offer their resignation effective at the next annual meeting of stockholders upon reaching their 75th birthday.

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  Directors are required to offer their resignation upon a change in their principal occupation.

  •
  Directors should function consistent with the highest level of professional ethics and integrity.

  •
  To effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Financial Code of Ethics and Business Conduct Guidelines

        Our Board has adopted a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Among other matters, this code of ethics is designed to promote:

  •
  honest and ethical conduct;

  •
  avoidance of conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

  •
  compliance with applicable governmental laws and regulations and stock exchange rules;

  •
  prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

  •
  accountability for adherence to the code.

        In addition, the Board has adopted our Business Conduct Guidelines. The Board requires all directors, officers and employees to adhere to these guidelines in addressing the legal and ethical issues encountered in conducting their work. The Financial Code of Ethics and Business Conduct Guidelines are available on our website at www.huntsman.com. We will also furnish copies of the Financial Code of Ethics and Business Conduct Guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

Director Attendance at the Annual Meeting of Stockholders

        We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. In 2009, all of the then-current directors attended our annual meeting in person. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meeting should be strongly encouraged, but is not required.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee has at any time been an officer or employee of our Company or any of its subsidiaries nor had any substantial business dealings with our Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

        The following Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2009. We refer to these individuals as "named executive officers." Our named executive officers for 2009 were Jon M. Huntsman, Executive Chairman of the Board, Peter R. Huntsman, President and Chief Executive Officer, J. Kimo Esplin, Executive Vice President and Chief Financial Officer, Samuel D. Scruggs, Executive Vice President, General Counsel

and Secretary and Anthony P. Hankins, Division President, Polyurethanes. Effective December 31, 2009, Mr. Scruggs' employment relationship with the Company was mutually terminated pursuant to a Separation and Release Agreement entered into on December 28, 2009.

Compensation Philosophy and Objectives

        Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of stockholder value. Our fundamental compensation philosophy is that performance should have a significant impact on compensation and, consequently, we attempt to closely link executive officers' total compensation with the achievement of annual and long-term performance goals. Management and the Compensation Committee believe that compensation decisions are complex and require careful review of individual and Company performance and chemical and general industry compensation levels. The Compensation Committee awards compensation to our executive officers based upon corporate, business division and individual performance and designs compensation so as to motivate executive officers to achieve strategic objectives and to continue to perform at the highest levels.

        Based on the objectives described above, we strive to set a total compensation opportunity within range of the median of the total direct compensation paid to similarly situated personnel at comparable companies against whom we compete both in the chemical industry marketplace and in the broader market for executives, key employees and outside directors. Actual compensation may be above or below the median based on the actual performance of our Company and the individual, with the opportunity to achieve upper quartile compensation based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on our financial and strategic performance.

        The Compensation Committee believes that the Company's executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our executive officers to take unnecessary risks in managing their respective business divisions or functions. As discussed above, a substantial portion of our executive officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to the short- and long-term success of our Company, and features a cap on the maximum amount that can be earned in any single year. In addition, we measure performance on a variety of bonus criteria other than Company profit to determine an executive's annual incentive compensation award, such as environmental, health and safety goals, cost saving initiatives and corporate compliance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our Company. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. Our executive stock ownership guidelines further support this long-term focus by requiring our executives to personally own and hold significant levels of the Company's stock. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.

Roles and Responsibilities

        The Compensation Committee, management and a principal at Towers Watson (known as Towers Perrin prior to merging with Watson Wyatt Worldwide effective January 1, 2010), who serves as an independent compensation consultant retained by the Compensation Committee, are involved in the development, review, evaluation and approval of our executive compensation programs.

        Executive Management.    Our Chief Executive Officer sets our strategic direction and strives to promote compensation programs that motivate executives' behavior consistent with strategic objectives.

Our Chief Executive Officer is assisted by our Senior Vice President, Global Human Resources, who provides assistance with the design and development of compensation programs, the interpretation of data and the effects of adjustments and modifications to compensation programs. Our Chief Financial Officer and our General Counsel also assist our Chief Executive Officer by advising on legal and financial considerations relevant to these programs. In collaboration with the Compensation Committee and the compensation consultant, management coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of individual and corporate performance, competitive practices and trends and various compensation issues. Based on the results of this review, management makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers, other than the Chief Executive Officer and the Executive Chairman.

        Compensation Committee.    The Compensation Committee has overall responsibility for the approval of programs that are reasonable, consistent with our stated compensation philosophy and support our business goals and objectives. The Board established the Compensation Committee in February 2005 at the time of our initial public offering, and the current members of the Compensation Committee were appointed in March 2005. The Compensation Committee consists of three directors, Messrs. Nolan D. Archibald (Chairman), Wayne A. Reaud and Alvin V. Shoemaker, each of whom is independent within the meaning of current NYSE rules.

        The Compensation Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. This includes the articulation of a compensation philosophy, and policies and plans covering our executive officers. The Compensation Committee also conducts an annual review and approval of each element of the Chief Executive Officer's annual compensation, including an evaluation of his performance, corporate goals and objectives relevant to his compensation, and his compensation under various circumstances, including upon retirement or a change in control. In connection with this review, the Compensation Committee receives advice from its independent compensation consultant.

        The Compensation Committee operates pursuant to a charter, which is available on our website at www.huntsman.com. Under its charter, the stated purposes of the Compensation Committee are:

  •
  to review, evaluate and approve our compensation agreements, incentive-compensation and equity-based plans, policies and programs;

  •
  to carry out its responsibilities under applicable securities laws and regulations relating to our proxy statement for our annual meeting of stockholders or other applicable report or filing;

  •
  to otherwise discharge the Board's responsibilities relating to compensation of our executive officers and directors; and

  •
  to perform such other functions as the Board may assign to the Compensation Committee from time to time.

        The Compensation Committee's charter permits the Compensation Committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. In particular, the Compensation Committee may delegate the approval of both cash and equity award grants and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are non-employee directors or outside directors.

        The Compensation Committee typically meets at least four times each year to address various compensation issues and processes. Our Chief Executive Officer does not have the ability to call Compensation Committee meetings, but generally attends Compensation Committee meetings at the Compensation Committee's request to answer questions and provide input regarding the performance of our executive officers. However, the Chief Executive Officer is not present while decisions regarding his compensation are made. In addition, each Compensation Committee meeting usually includes an executive session without members of management present. The Compensation Committee met seven times during 2009, and four of these meetings included an executive session. Our Chief Executive Officer attended five Compensation Committee meetings in 2009. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

        Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of the programs. The Compensation Committee has retained a principal at Towers Watson to serve as its independent compensation consultant. The compensation consultant attends Compensation Committee meetings as requested by the Compensation Committee. During 2009, the compensation consultant attended five Compensation Committee meetings.

        Services performed by the compensation consultant for the Compensation Committee during 2009 included evaluation of levels of executive compensation as compared to general market compensation data and peer companies' compensation data, preparation of tally sheets for each of the executive officers, evaluation of proposed compensation programs or changes to existing programs and providing information on current executive compensation trends and regulations. During 2009, we paid the compensation consultant an aggregate of $214,936 for services related to determining the amount and form of executive and director compensation.

        Although the Compensation Committee's independent compensation consultant did not provide any other services to our Company in 2009, Towers Watson as a firm performed additional services to our Company, including U.S. and global actuarial services, health and welfare consulting and general compensation services. Management's decision to use Towers Watson for these other services was based substantially on the fact that Towers Watson has provided us with these services for a number of years and Towers Watson is familiar with our Company and our benefit plans. We work with a number of global service providers and we do not believe that services provided by separate groups within Towers Watson, on projects relating to our general employee population, affect the independence of the advice that the Compensation Committee receives from its compensation consultant related to executive and director compensation. During 2009, we paid Towers Watson an aggregate of $2,097,380 for services unrelated to determining the amount and form of executive and director compensation.

        In 2009, our Chief Executive Officer did not meet with the compensation consultant outside of Compensation Committee meetings and met with the compensation consultant at such meetings only when members of the Compensation Committee were present. Our management did not retain or consult with any other compensation consultant.

Annual Review of Executive Compensation

        Our management and the Compensation Committee generally strive to maintain an executive compensation program that is structured to provide executive officers with a total compensation package that, at expected levels of performance, is comparable to those provided to other executives holding comparable positions or having similar qualifications in other similarly situated organizations in the chemical industry and the general market. This is done because the Compensation Committee believes that it is necessary to retain key executives who would otherwise be incentivized to leave our Company if a significant pay disparity existed between us and our competitors. These objectives are achieved through an annual review of the compensation of each of our executive officers. Variations from general standards may be made when appropriate to promote specific Company strategies or in response to unusual circumstances or conditions (such as the current economic downturn).

        In preparation for the annual review for 2009, the compensation consultant conducted competitive compensation analyses using several sources of data. One source of data specifically utilized in evaluating compensation levels of the executive officers, and particularly the named executive officers, was proxy statements filed by our chemical industry peer companies. Additional information regarding the peer group of companies is provided below. Please see "—Compensation Peer Group." We also utilized nationally recognized compensation surveys to assess the competitiveness of executive compensation. Specific survey benchmark matches were identified for each executive officer position.

        The compensation consultant prepared a report to the Compensation Committee that included extensive analyses of compensation based on competitive market data gathered from peer proxy statements and published survey sources. In addition to this report, the compensation consultant prepared a total compensation report, or "tally sheet," for each of the executive officers, including our Chief Executive Officer. Each tally sheet showed the total dollar value of the executive officer's annual compensation, including the executive's base salary, bonus, long-term incentives, lump sum present value of retirement benefits, company contributions for health and welfare plans, tax gross-ups and applicable perquisites. In addition, these tally sheets estimated the potential payment(s) under a variety of termination scenarios (voluntary termination, for-cause termination, without-cause termination or termination by employee with good reason, and termination due to change in control) and are utilized as a tool to provide transparency as to the impact of each compensation component. At each meeting in which the Compensation Committee reviews a component of compensation, it considers the component in light of total compensation.

        The tally sheets provide the Compensation Committee with context for the decisions they make in relation to total direct compensation. Although they do not necessarily drive decision making with regard to specific components of the total compensation program, the tally sheets enable the Compensation Committee to assess, on a comprehensive basis, total direct compensation and the relationship of various components of the total compensation program to each other. The tally sheets may also influence the Compensation Committee's views on a variety of issues, such as changes to severance plans and employment agreements, special equity grants to promote retention, or changes in long-term variable equity incentives.

        The Compensation Committee reviews different components of compensation at different meetings during the year. Each time a component is reviewed, we provide the Compensation Committee with a report that contains each executive officer's base salary, annual incentive, equity holdings and merit history for the prior three years, and includes the Chief Executive Officer's recommendations regarding the specific compensation being considered at that meeting. With respect to our named executive officers other than our Chief Executive Officer, this recommendation is made by our Chief Executive Officer after consultation with our Senior Vice President, Global Human Resources. After reviewing these materials, the Compensation Committee considers each executive's performance through a review of objective results, reports from other senior management (for all executives other than our Chief Executive Officer and our Executive Chairman) and, in many cases, personal observation. As part of this process, the Chief Executive Officer provides the Compensation Committee with his evaluation of performance of each executive officer other than our Executive Chairman during the prior year. The Compensation Committee considers all of the information provided to them to arrive at individual compensation decisions.

        In making its decisions regarding each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals.

 Compensation Peer Group

        In determining the appropriate amount for each element of the executive officers' total compensation (base salary, annual incentives, special project bonuses and long-term incentives), the Compensation Committee considers the compensation paid for similar positions at other companies within a peer group of companies. The peer group is comprised of companies against which we compete in the global chemical industry for executives, key employees and outside directors. The selected peer companies fall within a range of comparison factors (both above and below us) such as revenue, market capitalization and net income. The peer group data supplied by the compensation consultant to the Compensation Committee is not adjusted based on any of these factors. The list of companies that comprise the peer group was initially developed in 2005 and was subsequently modified based on suggestions from the compensation consultant and finalized based on input from our management and the Chairman of the Compensation Committee. Some variation may take place from year to year in the composition of this group based on an analysis provided by the compensation consultant that is reviewed for appropriateness by the Compensation Committee. For example, we removed two companies from last year's list, LyondellBasell and Rohm and Haas, because such companies either filed for bankruptcy or were acquired during 2009. Our current peer group is comprised of the following eleven companies:

  •
  3M Company

  •
  Air Products and Chemicals Incorporated

  •
  Avery Dennison Corporation

  •
  Dow Chemical Company

  •
  EI Du Pont de Nemours and Company

  •
  Eastman Chemical Company

  •
  Monsanto Chemical Company

  •
  OM Group Incorporated

  •
  PPG Industries Incorporated

  •
  Praxair Incorporated

  •
  Sherwin-Williams Company

        This competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation, but is not the only factor considered for our executives' compensation. In addition to the peer group noted above, the Compensation Committee uses nationally recognized compensation surveys to assess the broader market competitiveness of our executive compensation. These data are generally provided by the compensation consultant and are the product of published survey sources representing compensation amounts for similar positions within general industry and chemical industry companies. The Compensation Committee uses data from these broad market surveys to provide additional information against which they can compare the competitiveness of our executive compensation.

Mix of Compensation

        The key elements of direct compensation for the executive officers are base salary, annual incentive compensation, special project bonuses and equity-based compensation. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. For 2009, the mix of these four elements for each of the named executive officers is illustrated in the following chart:

	Percent of Total Direct Compensation
Officer	Base Salary	Annual Incentive Compensation		Special Project Bonus(1)	Long-Term Incentive Awards(2)
Jon M. Huntsman	38%	62%		0%	0%
Peter R. Huntsman	20%	34%		29%	17%
J. Kimo Esplin	23%	21%		22%	33%
Samuel D. Scruggs	42%	0	%(3)	0%	58%
Anthony P. Hankins	22%	19%		29%	30%

(1)
Represents discretionary retention bonuses. For more information, please see the table under "Executive Compensation—Summary Compensation Table."

(2)
Based on the grant date fair value of restricted stock granted in 2009 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123R).

(3)
The Separation and Release Agreement entered into on December 28, 2009 between Mr. Scruggs and our Company did not provide for payment to Mr. Scruggs of annual incentive compensation for 2009.

        The mixture of pay elements described above represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives. This pay mixture is the result of our historical pay practices, management recommendations and Compensation Committee determinations.

Elements of Executive Compensation

        In addition to the key elements of base salary, annual incentive compensation, special project bonuses and equity-based compensation, our executive officers also are eligible for elements of indirect compensation comprised of health and welfare benefits, retirement and savings plans and certain perquisites. The Compensation Committee considers each of the key elements and the indirect elements when evaluating the overall compensation program design.

        Annual Base Salary.    Management makes recommendations to the Compensation Committee regarding the annual base salary of each of the executive officers, other than the Chief Executive Officer and Executive Chairman, and establishes base salaries that it believes are sufficient to attract and retain individuals with the qualities it deems necessary for our long-term financial success and that are competitive in the marketplace.

        An executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances (such as overseas assignments) and the market for the executive's services. The Compensation Committee reviews the base salary of each executive officer, including the Chief Executive Officer, on an annual basis. In addition to these annual reviews, the Compensation Committee may, at any time, review the salary of an executive who has received a significant promotion, whose responsibilities have changed significantly or who is subject to competitive pressure. Any adjustments are based on the results of the annual review of market pay data, changes in the cost of living, job performance or the expansion of duties and responsibilities. No pre-determined weight or emphasis is placed on any one of these factors.

        As part of its annual review cycle, in 2009 the Compensation Committee reviewed the annual base salary of each of our executive officers. The Compensation Committee considered the impact of the global economic crisis on our Company's results and financial position. Because of the concern and uncertainty over the impact, duration and severity of these events, the Compensation Committee determined not to award any annual base salary increases to our named executive officers for 2009.

        The following table provides the base salary for our Chief Executive Officer and the other named executive officers in fiscal years 2007 through 2009 and the percentage increase in their 2009 base salary from year to year since 2007:

				Percentage Increase From
	Fiscal Year Salary
				2007 to 2008	2008 to 2009
Officer	2007	2008	2009
Jon M. Huntsman(1)	$0	$0	$1,100,000	N/A	N/A
Peter R. Huntsman	$1,464,500	$1,464,500	$1,464,500	0%	0%
J. Kimo Esplin	$470,700	$489,500	$489,500	4.0%	0%
Samuel D. Scruggs	$425,000	$442,000	$442,000	4.0%	0%
Anthony P. Hankins	$501,800	$521,900	$521,900	4.0%	0%

(1)
Prior to 2009, Jon M. Huntsman served as a consultant to our Company and was neither an executive officer nor an employee. On February 1, 2009, Mr. Huntsman became the Executive Chairman of the Board, and, on April 28, 2009, we established an employment relationship with Mr. Huntsman. Under the terms of Mr. Huntsman's employment as negotiated by the Compensation Committee, Mr. Huntsman earns an annual base salary of $1.1 million with a potential for a cash bonus of up to $3 million, to be determined by the Compensation Committee in its sole discretion at year-end. Please see "Compensation Discussion and Analysis—Employment of Executive Chairman" for additional discussion regarding Mr. Huntsman's compensation.

        Annual Incentive Awards.    Annual incentive compensation enables executive officers and other key employees of our Company to earn a cash bonus for meeting or exceeding our financial goals as well as for individual performance. The potential payments available under the annual incentive program for the named executive officers depended on the attainment of performance goals recommended by management and approved by the Compensation Committee at the beginning of the year. Furthermore, the Compensation Committee customarily reviews and approves incentive compensation amounts following a subjective evaluation of each executive officer's performance and success in areas they believed to be significant to us as a whole or to a particular business unit or function.

        For the named executive officers, our annual incentive compensation program for 2009 provided for target annual incentive compensation of 100% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers (except Jon M. Huntsman who is eligible for an award of up to $3 million), with maximum possible annual incentive compensation set at 200% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers (other than Jon M. Huntsman). The target and maximum bonus amounts were set to align within the total compensation median range of those amounts for comparable executive positions within our peer group. While we target total compensation within the range of the median, to incentivize executives, our compensation program provides executives with the opportunity to receive total compensation in the top 25% of our compensation peer group upon superior performance. This approach enables our Company to remain competitive in attracting, motivating and retaining executives critical to our long-term success and helps us to ensure that the compensation we pay is reasonable compared to our competitors. Potential payout of individual bonuses was dependent upon both group performance and individual contributions to our success.

        The following table summarizes the bonus targets, performance components and corresponding weightings for each of our named executive officers for 2009 bonuses.

Officer	Target Incentive Award	Maximum Possible Incentive Award	Performance Components	Weightings
Jon M. Huntsman	—	$3,000,000	Compensation Committee discretion	100%
Peter R. Huntsman	$1,464,500	$2,929,000	Corporate adjusted EBITDA	60%
			Compliance, fixed cost and debt reduction	20%
			Personal performance	20%
J. Kimo Esplin	$293,700	$587,400	Corporate adjusted EBITDA	50%
			Fixed cost reduction	20%
			Compliance	20%
			Personal performance	10%
Samuel D. Scruggs	$265,200	$530,400	Corporate adjusted EBITDA	50%
			Fixed cost reduction	20%
			Compliance	20%
			Personal performance	10%
Anthony P. Hankins	$313,140	$626,280	Corporate adjusted EBITDA	20%
			Divisional adjusted EBITDA	30%
			Fixed cost reduction	20%
			Compliance	20%
			Personal performance	10%

        The Compensation Committee selected these performance measures for use in the annual incentive portion of compensation because of their importance to our operations. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the referenced performance components and for their individual performance.

        The Compensation Committee used adjusted EBITDA targets because both the Compensation Committee and our Company believe that it is the primary measure by which our stockholders measure the financial performance of our Company, thereby aligning the interests of management with the interests of our stockholders. Adjusted EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. The adjusted EBITDA measure used in connection with evaluation of annual incentive compensation is adjusted on the same basis and for the same factors as the adjusted EBITDA reported in our fiscal year-end earnings release. Adjusted EBITDA was calculated by eliminating the following from net income: interest, income taxes, depreciation and amortization, gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with our terminated merger agreement with Hexion Specialty Chemicals, Inc. and related litigation; acquisition related expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.

        For an executive to achieve the maximum possible amount for the corporate adjusted EBITDA and the divisional adjusted EBITDA components, we were required to achieve corporate adjusted EBITDA or the relevant divisional adjusted EBITDA, as applicable, of 120% of the respective corporate adjusted EBITDA budget or divisional adjusted EBITDA budget. To achieve 100% of the target incentive awards for these same components, we were required to achieve 100% of the applicable budgeted amount. At achievement of 75% or less of the applicable target budget for these same components, we would not pay the executive any incentive amount for that component. We scale the incentive amounts we pay for the corporate and divisional adjusted EBITDA components for achievement of percentages of target budget of between 75% to 100% and 100% to 120% based on a linear progression between these points. In addition, if we achieve corporate adjusted EBITDA of less than 85% of budget, the payouts for all other components are capped at their target levels. If corporate adjusted EBITDA is less than 75% of budget, then payment of incentive awards for any component is at the discretion of our Chief Executive Officer and the Compensation Committee. The Compensation Committee believes that requiring a minimum threshold be met to receive a bonus payment both aligns executives' interests with that of stockholders and prevents excessive bonus payments in times of poor financial performance.

        For 2009, the Compensation Committee established threshold, target and maximum performance goals for each of the performance measures to be achieved by our Company and its divisions during 2009. For corporate adjusted EBITDA, the Compensation Committee set the target as a percentage of our budgeted corporate adjusted EBITDA, which for 2009 was $472 million. The Compensation Committee set the threshold for incentive award payment at $354 million (75% of budgeted adjusted EBITDA) and the maximum payout level at $566 million (120% of budgeted adjusted EBITDA). This compares with a 2008 corporate adjusted EBITDA target of $1.187 billion and a threshold set at $891 million (75% of budgeted adjusted EBITDA) and a maximum payout possible at $1.425 billion (120% of budgeted adjusted EBITDA).

        During 2009, corporate adjusted EBITDA achievement was $511 million, or 108% of budget. Mr. Hankins' Polyurethanes business had an adjusted EBITDA budget of $325 million, and the business achieved 119% of budget. Based on these results, the Compensation Committee awarded annual incentive awards in the range of 87% to 91% of base salary, excluding Mr. Scruggs. This compares to achievement of less than 75% of corporate EBITDA target in 2008 and no payout of an annual incentive bonus to any of our named executive officers.

        Corporate and divisional EBITDA targets were set lower in 2009 than in 2008 because of the impact of the global economic crisis and uncertainties related to these events on our business. These targets were designed to require significant effort to achieve, yet to be realistic enough to incentivize our executive officers' performance.

        Beyond corporate and divisional EBITDA, the Compensation Committee also identified global fixed cost reductions as an important objective for 2009. To emphasize the importance of cash preservation during the global economic crisis and in light of the uncertainty over its severity, duration and impact on our Company, the Compensation Committee approved a total Company fixed cost reduction target of $114 million. Achievement of this fixed cost reduction target constituted 20% of the possible annual incentive award for all named executive officers other than our Executive Chairman and our Chief Executive Officer. Actual total Company fixed cost reduction achieved for 2009 was $147 million (129% of the target), and therefore all of our executive officers were at or above target for this objective.

        The compliance component of the annual incentive award program encompassed three discrete performance measures: compliance with rules promulgated under the Sarbanes-Oxley Act of 2002 ("SOX"), environmental performance objectives and injury reduction objectives. All of our executive officers other than our Executive Chairman had performance objectives in these three areas. The Compensation Committee tied a portion of the executive officers' annual incentive award to performance in these critical areas. In addition, our Compensation Committee believes that this practice discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our Company.

        In 2009, achievement of the SOX objective constituted 6.7% of the total incentive award for all named executive officers other than our Executive Chairman and our Chief Executive Officer. For 2009, the Compensation Committee established the SOX target as the absence of any material weakness in our Company's 404 audit as determined by the independent audit firm of Deloitte & Touche. This objective was achieved at target by all such named executive officers.

        In addition, each named executive officer other than our Executive Chairman and our Chief Executive Officer also had 6.7% of their bonus eligibility tied to environmental performance objectives and 6.7% against injury reduction objectives (collectively referred to as "EH&S objectives"). For Mr. Esplin these EH&S objectives related to the performance of our entire Company and were determined to be above target by the Compensation Committee, including a corporate recordable safety achievement of 15% better than target. Over the last three years, we have achieved our EH&S objectives 100% of the time. The EH&S objectives for Mr. Hankins related to only the EH&S performance of the Polyurethanes business respectively. Mr. Hankins was determined to be at target for 2009. Over the last three years, the Polyurethanes business has achieved its EH&S objectives 100% of the time.

        For our Chief Executive Officer for 2009, compliance, fixed cost and debt reduction together comprised 20% of the total annual incentive award. Each sub-component within this category was not assigned a specific weighting consistent with our Compensation Committee's desire to preserve its discretion in weighting these sub-components relative to then-current business conditions. For example, in 2009, the Compensation Committee viewed fixed cost and debt reduction as critical to our business and weighted these factors accordingly. As described above, all of our named executive officers were at target for the compliance sub-component, as no material weaknesses were identified in connection with our 404 audit. Accordingly, given the importance of preservation of cash during the global economic slowdown and our Chief Executive Officer's contribution to our fixed cost reduction efforts (where we achieved 129% of our target of $114 million) and our debt reduction efforts (where our debt was reduced by a total of $950 million during 2009), the Compensation Committee awarded our Chief Executive Officer the maximum incentive for which he was eligible for the compliance, fixed cost and debt reduction portion of his annual incentive award.

        Long-Term Compensation.    We provide executives with long-term incentive compensation through the Huntsman Stock Incentive Plan (the "Stock Incentive Plan"), which was approved by our stockholders prior to our initial public offering and was amended and restated in November 2009.

        The Stock Incentive Plan permits the granting of a variety of stock and stock-based awards. The awards are granted according to a pre-determined schedule developed by management and the Compensation Committee and approved by the Compensation Committee during the first quarter of each year. Pursuant to this schedule, grants of equity-based awards are typically made during the first quarter.

        The Compensation Committee believes that grants of long term incentive awards to executive officers encourages them to remain with and devote their best efforts to our Company and enhances our ability to attract and retain the services of executives essential for our growth and profitability. In addition, because we do not maintain employment agreements with our executive officers (other than as described in "Employment Agreements" below), our Stock Incentive Plan provides for customary termination and other benefits. As a result, our Chief Executive Officer and most other executive officers would not have certain benefits upon termination of their employment typically enjoyed by executive officers at our peer companies, including automatic vesting of restricted stock, stock options and phantom stock. To maintain our ability to provide a competitive compensation package and attract and retain individuals vital to our success, the Compensation Committee believes it is appropriate to continue to grant long-term compensation awards to our executive officers.

        In determining the types and amounts of equity-based awards to grant to each executive officer, the Compensation Committee reviewed analyses provided by the compensation consultant of the types and amounts of awards paid for similar positions at peer companies. Grants were targeted at levels intended to represent an estimated potential financial value that, when combined with base salary and annual incentive, would be near the market median value for total direct compensation (base salary plus annual incentive plus long-term compensation) paid to comparable executive positions at companies in our peer group and other chemical and general industrial companies as represented in nationally-recognized executive compensation surveys. The survey information is contained in a report prepared by the Compensation Committee's compensation consultant that includes a detailed analysis of actual compensation and trends based on competitive market data gathered from peer proxy statements and published survey sources. This is the same report the Compensation Committee utilizes for setting total annual compensation, as described above under "—Annual Review of Executive Compensation." As noted above, we targeted the median range of total compensation because we believe it is necessary to remain competitive in our ability to attract, motivate and retain executives critical to our long-term success but want to ensure that the compensation we pay is reasonable compared to our competitors.

        The Compensation Committee also considered benchmarking information in the form of a breakdown by percentiles of awards granted to similarly situated executives at comparative companies, which is contained in the report prepared by the Compensation Committee's consultant. The Compensation Committee considered this information to provide a reference point as to how our named executive officers' award levels compare to the comparative companies. The amounts of the awards made in 2009 to named executive officers were generally at or below the 50th percentile of our peer group and the general industry, based on the information provided by the compensation consultant.

        The Compensation Committee also considered the value of the equity award made to each named executive officer in 2008, taking into account any expansion of duties and job responsibilities. Historically, we have granted equity awards with values of 50% in stock options and 50% in restricted stock. We have used this mix of stock options and restricted stock to obtain the benefit of each of these types of awards. We believe that restricted stock provides value that continues to exist and creates an ongoing retention benefit during times in which our stock price is depressed, including times of general economic downturns similar to the one recently experienced. We believe that stock options provide the opportunity for employees to achieve a higher value and thus create additional motivation for employees to strive for superior performance. In 2008, as a result of restrictions contained in the Hexion merger agreement, our named executive officers received only grants of restricted stock as no stock option grants were permitted. In an effort to address the grant prohibition from 2008 and the limitations on shares available for awards under the plan, the Compensation Committee determined that 2009 stock grants for executive officers would be distributed 70% in restricted stock and 30% in stock options. The only exception to this distribution was for Peter R. Huntsman, who was impacted by a provision of our Stock Incentive Plan that limited individual grants to no more that 800,000 shares in any one calendar year. Our Stock Incentive Plan was subsequently amended and restated during our annual meeting of stockholders held in November 2009 to provide for, among other things, an additional 11,000,000 shares of common stock to be available for awards under the plan and to change the limitation on the maximum number of stock-based awards that may be granted to an individual from 800,000 shares in any calendar year to 4,000,000 shares during the term of the amended and restated Stock Incentive Plan.

        The awards approved for the Chief Executive Officer and other named executive officers for 2009 were as follows:

Officer	Stock Options	Restricted Stock	Total Shares(1)
Jon M. Huntsman	0	0	0
Peter R. Huntsman	400,000	400,000	800,000
J. Kimo Esplin	428,571	189,189	617,760
Samuel D. Scruggs	367,347	162,162	529,509
Anthony P. Hankins	336,735	148,649	485,384

(1)
Additional details regarding these grants are provided under "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2009" below.

        Special Project Bonuses.    Project bonuses constitute an important part of our compensation philosophy by rewarding successful completion of strategic objectives. In previous years, these strategic objectives have included both acquisitions and divestitures of businesses and the implementation of cost reduction and restructuring plans. Given that these project bonuses are customarily related to special initiatives, the Compensation Committee will not always utilize specific formulas or quantitative metrics in determining the amount of payment for successfully completing such projects. Accordingly, our Chief Executive Officer and our Senior Vice President, Global Human Resources may make recommendations to the Compensation Committee and the Compensation Committee typically exercises wide discretion in determining the amount of such payment, if any, to each executive officer. Nevertheless, as a frame of reference, these project bonus payments have historically been in the range of 50%—150% of annual base salary and are intended to be commensurate with the efforts of the executives and the benefits to our Company.

        In 2010, the Compensation Committee awarded Peter R. Huntsman a discretionary bonus of $600,000 in recognition of his leadership during our litigation involving Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., the settlement of which resulted in $1.73 billion of cash and financing for our Company (cash of $632 million and $1.1 billion in financing).

        In addition, in 2008, the Compensation Committee authorized a bonus of $1,464,500 for Peter R. Huntsman, to be paid at the discretion of the Chairman of the Compensation Committee, upon the satisfactory completion of our litigation with Apollo, Hexion or their lenders. In 2010, the Chairman of the Compensation Committee exercised his discretion to pay Peter R. Huntsman this bonus. Please see "Executive Compensation—Summary Compensation Table."

        In addition, in 2010, certain employees, including Messrs. Esplin and Hankins, were awarded bonuses that the Compensation Committee had authorized in 2008 to be paid upon the satisfactory completion of our litigation with Apollo, Hexion or their lenders. At the time these bonuses were authorized, the Compensation Committee also gave the Chief Executive Officer discretion as to whether or not to pay these bonuses. Our Chief Executive Officer did not determine to pay these bonuses until 2010 because of the sudden decline in the global economy and its impact on our Company's operations during 2009. In determining whether to pay these bonuses, our Chief Executive Officer considered the successful efforts of our management in continuing to manage the business under difficult conditions related to both our litigation with Apollo, Hexion and their lenders and the economic slowdown. Mr. Esplin received a bonus of $470,700 and Mr. Hankins received a bonus of $501,800.

        Health and Welfare Benefits.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare and retirement programs comparable to those provided to employees and executives at other companies in the chemicals industry. Executive officers participate in our health and welfare programs on the same basis as our other employees.

        Retirement and Savings Plans.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides retirement and savings programs comparable to those provided to employees and executives at other companies in the chemical industry and the general market. The benefit plan descriptions below and accompanying tables provided in the table under "Executive Compensation—Summary Compensation Table," "—Pension Benefits in 2009," and "—Nonqualified Deferred Compensation in 2009" provide an explanation of the major features of our employee benefit plans. Executive officers participate in our qualified retirement and savings plans on the same basis as other employees.

        In the U.S., we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan. Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin, and Scruggs were participants in the Huntsman Pension Plan in 2009.

        We also sponsor retirement benefit plans in connection with our operations in the U.K. through the Huntsman Pension Scheme. Of our named executive officers, Mr. Hankins participates in the Huntsman Pension Scheme in the U.K.

        The Huntsman Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan") is a non-qualified supplemental pension plan that provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin and Scruggs were participants in the Supplemental Executive Retirement Plan in 2009. The compensation taken into account for these named executive officers under the Supplemental Executive Retirement Plan includes amounts in excess of the qualified plan limitations. The Supplemental Executive Retirement Plan benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary plus bonus as limited by federal regulations.

        We provide executive officers the opportunity to participate in up to four defined contribution savings plans: a salary deferral plan (the "401(k) Plan"); a supplemental savings plan (the "Supplemental Savings Plan"); a money purchase pension plan (the "MPP"); and a supplemental executive money purchase pension plan (the "SEMPP"). With the exception of Jon M. Huntsman, all of our named executive officers are participants in each of these savings plans. Jon M. Huntsman is not eligible for the MPP or the SEMPP and does not participate in the 401(k) Plan or the Supplemental Savings Plan.

        The 401(k) Plan is a tax-qualified broad-based employee savings plan; employee contributions up to 25% of base salary and annual incentive bonuses are permitted up to dollar limits established annually by the Internal Revenue Service. Details regarding the 401(k) Plan are provided in the discussion under "Executive Compensation—Pension Benefits in 2009" and related tables.

        The Supplemental Savings Plan is a non-qualified plan and allows designated executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive award bonuses. The Supplemental Savings Plan also provides benefits for participants in the form of Company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the 401(k) Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the 401(k) Plan.

        The MPP is a tax-qualified broad-based employee savings plan. Our contributions vary by service: 0.5% of compensation for 3 to 6 years of service, 3% of compensation for 7 to 9 years of service and 8% of compensation for 10+ years of service, subject to IRS limits. Employees can direct the investments for their accounts. The MPP has been closed to new participants since January 2004.

        The SEMPP is a non-qualified plan for senior executives that provides for benefits not allowed under the MPP due to IRS compensation and allocation limits. Employees are vested in this account upon meeting 10 years of service, upon attaining normal retirement age, death or disability, or upon termination of employment without reasonable cause. The SEMPP permits distributions following termination of employment as a lump sum, life annuity, joint & survivor annuity or monthly installments over a period not more than 10 years.

        Perquisites.    We have provided perquisites as a means of providing additional compensation to our Chief Executive Officer and other named executive officers through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. The Compensation Committee reviews our policies with respect to perquisites and considers whether, and to what extent, it may be appropriate for our Chief Executive Officer and the other named executive officers to reimburse our Company for perquisites.

  •
  Foreign Assignment Policy—We maintain a comprehensive expatriation program to address the range of financial implications associated with international assignments. This program provides assistance in the form of education and language support, housing allowances, transportation of personal belongings, tax equalization and international living or hardship allowances when deemed appropriate. Of our named executive officers, Mr. Hankins participates in the expatriation program.

  •
  Aircraft Use Policy—In August 2005, the Board adopted an Aircraft Use Policy to carefully manage use of the aviation assets in a manner that best meets the goals of improving senior management's effectiveness and availability. Under this policy, the Executive Chairman of the Board, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of Company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time-sharing agreement. Notwithstanding the foregoing, to mitigate security concerns and to maximize time available to spend on Company business, the Compensation Committee may permit the Executive Chairman of the Board and the Chief Executive Officer to have personal use of Company aircraft subject to its availability. The Compensation Committee may limit such use in any given calendar year to a specified number of hours. For 2009, such use by the Executive Chairman of the Board was limited to 150 flight hours and such use by the Chief Executive Officer was unlimited. In 2009, we eliminated gross-up payments for out-of-pocket tax obligations resulting from personal use of the Company aircraft.

  •
  Company Car—We provide executive officers with leased vehicles for business use, which the executives may also use for personal transportation. Executive officers are responsible for the taxes on imputed income associated with the personal use of this Company provided transportation.

        Employment Agreements.    Although we generally do not enter into employment agreements with executive officers, effective November 1, 2000, Mr. Hankins entered into a letter agreement with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. This letter agreement defines the initial elements of Mr. Hankins' compensation package, including base salary and a performance-based bonus, and it provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary. The primary purpose of this letter agreement is to provide

Mr. Hankins with details regarding repatriation to his home country following the completion of his foreign assignment.

Employment of Executive Chairman

        Effective February 1, 2009, the Board named Jon M. Huntsman Executive Chairman of our Company, mutually terminated his consulting arrangement with our Company and established an employment relationship with him. In negotiating Mr. Huntsman's compensation package, the Compensation Committee received advice from its compensation consultant, including a report of compensation for the Executive Chairman position at other public companies. The Compensation Committee recognized that, as Executive Chairman, Mr. Huntsman's role in the Company's business would significantly expand from that of a consultant and, therefore, his total potential compensation should also increase from the $950,000 we paid him as a consultant.

        In negotiating the specific elements of Mr. Huntsman's compensation, the Compensation Committee considered the annual payments of $950,000 we paid him under his consulting arrangement. The Compensation Committee agreed to pay him an annual base salary of $1.1 million as it would provide a base salary similar to what he was paid for his consulting work and was a reasonable amount for an Executive Chairman based on advice from the compensation consultant.

        To further incentivize Mr. Huntsman, the Compensation Committee desired that the majority of his compensation be performance based. Based on advice and benchmarking information provided by the compensation consultant, the Compensation Committee negotiated with Mr. Huntsman a potential for annual incentive compensation of up to $3 million. The Compensation Committee believed that Mr. Huntsman's role, responsibilities and activities as Executive Chairman would be significantly different than that of the Company's other executive officers and not as easily measured by reference to specific targets. Therefore, the Compensation Committee determined that Mr. Huntsman's annual incentive payment would be payable at year-end in the sole discretion of the Compensation Committee.

        When determining the amount of the annual incentive payment to be made to Jon M. Huntsman, the Compensation Committee ultimately decided to apply the same performance components, weightings and payout proportions as had been established for Peter R. Huntsman, our Chief Executive Officer. Given the organizational focus on EBITDA enhancement and fixed cost and debt reduction initiatives, the Compensation Committee believed it was important to align the Executive Chairman's 2009 annual incentive compensation with that of other senior leaders to emphasize consistency with respect to performance goals and payment outcome. Accordingly, corporate adjusted EBITDA was given a 60% weighting, compliance, fixed cost and debt reduction received a 20% weighting, as did personal performance. Based on this methodology, the Compensation Committee determined that Jon M. Huntsman would be paid $1.8 million of the $3 million maximum possible bonus for which he was eligible in 2009.

Equity Ownership Policy

        The Board has adopted Executive Stock Ownership Guidelines (the "Guidelines"), which apply to our executive officers, including our Chief Executive Officer and the other named executive officers. The purpose of stock ownership requirements is to more closely align our key executives' interests with our stockholders and to encourage them to make decisions that will be in our long-term best interests—through all industry cycles and market conditions. The Guidelines require executive officers to achieve and maintain ownership levels of our stock equal to five times base salary for the Chief Executive Officer and two times base salary for other executive officers based on their base salary at the time the guidelines become applicable to such officer. Once established, an executive officer's required ownership level generally does not change as a result of changes in annual base salary or fluctuations in our common stock price. Shares that count toward satisfaction of the Guidelines include:

  •
  shares owned outright by the executive officer or his or her immediate family members residing in the same household;

  •
  restricted stock issued as part of an executive officer's long-term compensation whether or not vested; and

  •
  shares acquired upon option exercise that the executive officer continues to hold.

        Executive officers are required to achieve their specified ownership levels within five years of their appointment as an executive officer. Until these levels are achieved, executive officers are required to retain at least 50% of net shares delivered through our executive compensation plans ("net shares" means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for the exercise price of stock options). Shares acquired by an executive officer prior to the adoption of the Guidelines are not subject to the retention restriction. Once achieved, the specified ownership level must be maintained for as long as the executive officer is subject to the Guidelines. Exclusions for estate planning, gifts to charity, education and primary residence apply to the retention requirement. However, exclusions do not affect the requirement that executive officers achieve their specified ownership levels within the five-year period. In addition, hardship exemptions may be available in rare instances. A copy of the Guidelines is available on our website at www.huntsman.com.

        As of March 15, 2010, all of the named executive officers were in compliance with the Guidelines. The following table provides the minimum share ownership target of each named executive officer and the percentage of the ownership guideline achieved by the officer as of the determination date:

Officer	Ownership	Share Ownership Target	% of Guideline Achieved
Jon M. Huntsman	2x	151,100	100%
Peter R. Huntsman	5x	317,800	100%
J. Kimo Esplin	2x	39,300	100%
Samuel D. Scruggs	2x	32,800	100%
Anthony P. Hankins	2x	41,900	100%

Accounting and Tax Treatment of the Elements of Compensation

        We account for stock-based awards, including stock options and restricted stock awards, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123R) Share Based Payment ("FAS 123(R)"). Section 162(m) of the Internal Revenue Code disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our Chief Executive Officer and the other four highest compensated senior executive officers, other than compensation that is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements.

        The financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation—while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

        In making its compensation decisions, the Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code. As a result, the Compensation Committee designs much of the total compensation packages for the named executive officers to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible within Section 162(m) when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy or where achieving maximum tax deductibility would not be in our best interest.

Post-Employment Compensation

        Executive Severance Plan.    Our named executive officers, other than Mr. Hankins, do not have employment agreements with our Company which entitle them to payments and benefits upon the termination of employment or a change-in-control. Mr. Hankins has an employment agreement which contains termination of employment and change-in-control benefits. Executives at companies in the chemical industry and the general market against which we compete for executive talent commonly have employment agreements providing for these types of severance payments and benefits. Because most of our executives do not have the benefit of such agreements, we established the Huntsman Executive Severance Plan (the "Executive Severance Plan") in order to remain competitive.

        Under the terms of the Huntsman Executive Severance Plan, the Chief Executive Officer and the other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment (with and without cause) and upon a change-in-control of our Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in "Executive Compensation—Potential Payments upon Termination or Change of Control" below. We believe that the relative costs of our Executive Severance Plan in light of the expected benefits that would be derived are worth the attendant costs in foreseeable merger or acquisition situations. A description of the Executive Severance Plan and other arrangements relevant to post-employment compensation is provided below.

        Under the Executive Severance Plan, if a participant's employment is terminated without reasonable cause or the participant terminates employment for good reason, we will provide the participant with severance benefits in the form of a cash payment, healthcare in the form of a cash payment and outplacement services.

        The amount of the cash payment under the Executive Severance Plan for each of our named executive officers will be equal to two times his base compensation at termination. Healthcare coverage continuation is addressed through a lump-sum payment intended to address the departing executive's monthly healthcare premiums for a period equivalent to 24 months. Outplacement services will be provided for a period of 12 months following termination.

        Stock Incentive Plan.    If there is a change of control (as such term is defined under "Executive Compensation—Potential Payments upon Termination or Change of Control"), the Compensation Committee may, in its discretion, provide for:

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  assumption by the successor company of an award, or the substitution thereof for similar options, rights or awards covering the stock of the successor company;

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  acceleration of the vesting of all or any portion of an award;

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  changing the period of time during which vested awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested awards terminate upon consummation of the change of control);

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  payment of substantially equivalent value in exchange for the cancellation of an award; and/or

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  issuance of substitute awards of substantially equivalent value.

        Any such provision made by the Compensation Committee would benefit all participants in the Stock Incentive Plan, including the named executive officers.

        Supplemental Savings Plan.    Upon a change in control (as defined in the Supplemental Savings Plan), participants, including the named executive officers, may elect to receive the present value of the benefits payable to them under this plan.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed Huntsman Corporation's Compensation Discussion and Analysis for the fiscal year ended December 31, 2009 as set forth above with Huntsman management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

  COMPENSATION COMMITTEE

  Nolan D. Archibald, Chair
  Wayne A. Reaud
  Alvin V. Shoemaker

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table details compensation earned in the fiscal years ending 2009, 2008, and 2007 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers at the end of 2009. We refer to these persons collectively as "named executive officers." Our compensation policies are discussed in "Compensation Discussion and Analysis" above.

Name and Principal Position	Year	Salary	Bonus(1)	Stock awards(2)	Option awards(3)	Non-equity incentive plan compensation(4)	Change in pension value & nonqualified deferred compensation earnings(5)		All other compensation(7)	Total
Jon M. Huntsman	2009	$1,008,333	$0	$0	$0	$1,800,000	$115,550		$199,585	$3,123,468
Executive Chairman	2008	$0	$0	$0	$0	$0	$0		$16,227,028	$16,227,028
of the Board(8)	2007	$0	$0	$0	$0	$0	$0		$1,543,271	$1,543,271
Peter R. Huntsman	2009	$1,464,500	$2,064,500	$2,281,154	$1,001,531	$2,400,000	$938,285		$224,678	$10,374,648
President, CEO &	2008	$1,464,500	$0	$2,609,618	$1,903,420	$0	$362,589		$337,299	$6,677,426
Director	2007	$1,464,500	$750,000	$2,522,145	$2,748,759	$1,002,000	$0		$459,146	$8,946,550
J. Kimo Esplin	2009	$489,500	$470,700	$612,293	$285,715	$446,500	$189,227		$92,340	$2,586,275
Executive VP and	2008	$485,772	$0	$650,244	$484,502	$0	$79,465		$109,992	$1,809,975
CFO	2007	$466,175	$452,600	$733,317	$789,676	$193,200	$46,872		$166,549	$2,848,390
Samuel D. Scruggs	2009	$442,000	$0	$1,225,004	$1,759,561	$0	$164,692		$1,122,812	$4,714,069
Executive VP and	2008	$437,750	$0	$650,244	$484,502	$0	$91,715		$87,038	$1,751,249
General Counsel	2007	$413,074	$566,000	$733,317	$789,676	$174,500	$68,747		$141,868	$2,887,182
Anthony P. Hankins	2009	$521,900	$501,800	$392,724	$182,294	$455,200	$0	(6)	$322,121	$2,376,039
Division President,	2008	$517,358	$0	$416,344	$316,900	$0	$161,862		$389,402	$1,801,866
Polyurethanes	2007	$496,975	$0	$599,365	$633,179	$245,000	$84,951		$324,809	$2,384,279

(1)
For 2009, the Compensation Committee awarded Peter R. Huntsman a discretionary bonus in the amount of $600,000, in recognition of his leadership during our litigation involving Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., the settlement of which resulted in $1.73 billion of cash and financing for our Company (cash of $632 million and $1.1 billion in financing). For 2009, the Compensation Committee also awarded Peter R. Huntsman a discretionary bonus of $1,464,500 that had been previously authorized in 2008, in recognition of the satisfactory completion of our litigation with Apollo, Hexion or their lenders. In addition, for 2009, Messrs. Esplin and Hankins were awarded bonuses that had been previously authorized in 2008, in consideration of the successful efforts of our management in continuing to manage the business under difficult conditions related to both our litigation with Apollo, Hexion and their lenders and the economic slowdown. For additional details with respect to these bonuses, please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Special Project Bonuses." Discretionary special project bonuses were issued to Messrs. Peter R. Huntsman, Esplin and Scruggs in 2007 for successful completion of several restructuring initiatives.

(2)
This column represents the aggregate grant date fair value of restricted stock granted in accordance with Accounting Standards Codification ("ASC") Topic 718 (formerly Statement of Financial Accounting Standards No. 123R) with respect to the 2009, 2008, and 2007 fiscal years. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of stock-based awards, fair value is calculated using the closing price of our stock on the date of grant. No stock award was granted to Jon M. Huntsman in 2009, 2008, or 2007. For information on the valuation assumptions with regard to restricted stock expenses, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2009, 2008, or 2007, respectively, as filed with the SEC. These amounts reflect the fair value of the restricted stock awards and may not correspond to the actual value that will be recognized by the named executive officers. As of December 31, 2009, the fair value of restricted stock-based awards on a grant day basis is detailed below.

		Feb 10, 2005	Mar 1, 2006	Feb 20, 2007	Feb 26, 2008	Mar 2, 2009	Total
Peter R. Huntsman	2009	$0	$114,497	$770,595	$1,107,443	$288,619	$2,281,154
	2008	$189,210	$710,263	$772,611	$937,534	—	$2,609,618
	2007	$1,151,027	$708,323	$662,794	—	—	$2,522,145
J. Kimo Esplin	2009	$0	$28,624	$183,476	$263,684	$136,509	$612,293
	2008	$65,495	$177,564	$183,956	$223,229	—	$650,244
	2007	$398,429	$177,079	$157,809	—	—	$733,317
Samuel D. Scruggs	2009	$0	$28,624	$208,556	$567,824	$420,000	$1,225,004
	2008	$65,495	$177,564	$183,956	$223,229	—	$650,244
	2007	$398,429	$177,079	$157,809	—	—	$733,317
Anthony P. Hankins	2009	$0	$17,176	$110,084	$158,207	$107,257	$392,724
	2008	$65,495	$106,543	$110,372	$133,934	—	$416,344
	2007	$398,429	$106,252	$94,684	—	—	$599,365

(3)
This column represents the aggregate grant date fair value of stock options granted in accordance with Accounting Standards Codification ("ASC") Topic 718 (formerly Statement of Financial Accounting Standards No. 123R) with respect to the 2009, 2008, and 2007 fiscal years. The fair value of each stock option award is determined on the date of the grant using the Black-Scholes valuation model. No option awards were granted in 2008, and Jon M. Huntsman was not granted option awards in 2009, 2008, or 2007. For information on the valuation assumptions regarding 2009, 2008 and 2007 option awards, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2009, 2008, or 2007 as filed with the SEC. As of December 31, 2009, the fair value of option awards on a grant day basis is detailed below.

		Feb 10, 2005	Mar 1, 2006	Feb 20, 2007	Feb 26, 2008	Mar 2, 2009	Total
Peter R. Huntsman	2009	$0	$147,054	$799,873	—	$54,604	$1,001,531
	2008	$189,209	$912,223	$801,988	—	—	$1,903,420
	2007	$1,151,023	$909,730	$688,006	—	—	$2,748,759
J. Kimo Esplin	2009	$0	$36,764	$190,446	—	$58,505	$285,715
	2008	$65,496	$228,057	$190,949	—	—	$484,502
	2007	$398,432	$227,434	$163,811	—	—	$789,676
Samuel D. Scruggs(a)	2009	$568,510	$384,390	$626,661	—	$180,000	$1,759,561
	2008	$65,496	$228,057	$190,949	—	—	$484,502
	2007	$398,432	$227,434	$163,811	—	—	$789,676
Anthony P. Hankins	2009	$0	$22,058	$114,268	—	$45,968	$182,294
	2008	$65,496	$136,834	$114,570	—	—	$316,900
	2007	$398,432	$136,460	$98,287	—	—	$633,179

(a)
In accordance with the Separation and Release Agreement that we entered into with Mr. Scruggs on December 28, 2009, to the extent not vested as of that date, all option awards held by Mr. Scruggs vested in full, and any option awards outstanding as of such date became exercisable in accordance with the terms of the applicable award until the earlier of the original expiration date of the applicable option agreement or December 31, 2014. The modification of the awards to provide for an extended exercise term beyond the original expiration date to December 31, 2014, resulted in additional compensation expense to us of $1,326,306, all of which was recorded during fiscal year 2009. The modification was determined based on the guidance in ASC Topic 718.
(4)
This column represents the annual incentive awards which are discussed in further detail under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Awards."

(5)
This column represents the sum of the change in pension value in 2009 for each of the named executive officers. See the "Pension Benefits in Fiscal 2009" for additional information, including the present value assumptions used in this calculation. None of the named executive officers had above-market or preferential earnings on non-qualified deferred compensation. See "—Nonqualified Deferred Compensation in Fiscal 2009" for additional information.

(6)
The change in pension value in 2009 for Mr. Hankins is ($757,218), but is shown as zero in the Summary Compensation Table in accordance with applicable rules of the SEC. For reporting purposes, the 2009 pension value for Mr. Hankins' has been converted using a GBP to USD 1.4151 rate of exchange. In 2008, the exchange rate was GBP to USD 2.014. Although the use of an exchange rate in pension value calculations from 2008 to 2009 yields a decrease in Mr. Hankins' plan value, the plan values in the U.K. yield a GBP 196,789 growth without the use of an exchange rate.

(7)
The methodology used to compute the aggregate incremental cost of perquisites and other personal benefits for each individual named executive officer is based on the total cost to our Company when the total cost of those perquisites and personal benefits exceeds $10,000. The table below details the components reported in the "All other compensation" column of the Summary Compensation Table. Some of the amounts in the table were paid directly by us or were reimbursed by us to the named executive officers.

				Company Match
							Supp Exec Money Purchase Pension					Severance Pay & Vacation Payout
Name	Personal Use Auto	Personal Use Aircraft	Foreign Assignment	401(k) Plan	Supp Savings Plan	Money Purchase Pension		Health & Welfare	Stock Dividends	Tax Gross-up	Per diem		Total
Jon M. Huntsman(a)	$8,885	$166,379	—	—	—	—	—	$16,921	—	—	$7,400	—	$199,585
Peter R. Huntsman(b)	$681	$4,732	—	$4,900	$3,350	$19,600	$97,560	$16,859	$75,511	$1,485	—	—	$224,678
J. Kimo Esplin(c)	$6,388	—	—	$4,900	$4,890	$19,600	$19,560	$18,333	$18,308	$360	—	—	$92,340
Samuel D. Scruggs(d)	$2,597	—	—	$4,900	$4,892	$19,600	$19,568	$9,788	$111,006	$360	—	$950,101	$1,122,812
Anthony P. Hankins(e)	—	—	$145,818	$4,900	$5,538	$19,600	$22,152	$12,167	$10,985	$100,961	—	—	$322,121

(a)
The Company cost for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 63 personal flight hours used by Jon M. Huntsman. In 2009, we discontinued paying a gross-up for taxes associated with personal use of the aircraft. The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical and dental coverage.

(b)
The cost to our Company for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 1.5 personal flight hours used by Peter R. Huntsman. In 2009, we discontinued gross-up taxes associated with personal use of the aircraft. In April 2009, Peter R. Huntsman reimbursed the Company for a 2008 tax gross-up on personal use of the aircraft in the amount of $7,351; as a result, we have adjusted the 2008 All Other Compensation figure to account for this reimbursement to the Company. We contributed $100,910 to the SEMPP and Supplemental Savings Plan on Mr. Huntsman's behalf and have included this total amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,485 to gross-up Medicare taxes associated with our contributions to these plans. The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical and dental coverage. The stock dividend amount represents the value accrued on unvested restricted stock.

(c)
We contributed $24,450 to the SEMPP and Supplemental Savings Plan on Mr. Esplin's behalf and have included this amount in our Nonqualified Deferred Compensation table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $360 to gross-up Medicare taxes associated with our contributions to these plans. The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical and dental coverage. The stock dividend amount represents the value accrued on unvested restricted stock.

(d)
We contributed $24,460 to the SEMPP and Supplemental Savings Plan on Mr. Scruggs' behalf and have included this amount in our Nonqualified Deferred Compensation table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $360 to gross-up Medicare taxes associated with our contributions to these plans. The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical and dental coverage. The stock dividend amount represents the value accrued on unvested restricted stock. In connection with Mr. Scruggs' departure as Executive Vice President & General Counsel, on December 31, 2009, and in accordance with our Executive Severance Plan, we paid a severance in the amount of $884,000, representing a payment equal to two times his annual salary and a lump sum payment of $18,501 upon his election of COBRA coverage. In addition, we paid Mr. Scruggs $47,600 for earned but unused vacation.

(e)
As a citizen of the U.K. with residence in the U.S., we incurred foreign assignment costs on Mr. Hankins' behalf that included $57,428 in housing allowances and costs and $88,390 for in-kind benefits, membership dues reimbursement and international location allowance. In addition, we incurred $100,554 in tax gross-ups and equalization associated with Mr. Hankins' foreign assignment. We contributed $27,690 to the SEMPP and Supplemental Savings Plans on Mr. Hankins' behalf and have included this amount under "—Nonqualified Deferred Compensation in Fiscal 2009" below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $407 to gross-up Medicare taxes associated with our contributions to these plans. Health and welfare benefits include medical and dental coverage. The stock dividend amount represents the value accrued on unvested restricted stock.
(8)
Prior to 2009, Jon M. Huntsman served as a consultant to our Company and was not an employee. Effective February 1, 2009, Mr. Huntsman became the Executive Chairman of the Board and, on April 28, 2009, we established an employment relationship with him. Under the terms of his employment as negotiated by the Compensation Committee, Mr. Huntsman earns an annual base salary of $1.1 million with a potential for a cash bonus of up to $3 million, to be determined by the Compensation Committee in its sole discretion at year-end. Mr. Huntsman will also have continued personal use of our aircraft without cost for up to 150 hours per calendar year under our aircraft use policy. Mr. Huntsman will also be eligible to participate in our current employee benefit plans in accordance with the terms of those plans.

Grants of Plan-Based Awards in Fiscal 2009

        The following table provides information about equity and non-equity incentive awards granted to the named executive officers in 2009 through our annual incentive compensation plan and through our Stock Incentive Plan. The date of action indicates the date equity award values were approved by our Compensation Committee.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
									Grant Date Fair Value of Stock and Option Awards(4)
	Grant Date	Date of Action				All Other Stock-Based Awards(2)	All Other Option Awards(3)	Exercise or Base Price of Option Awards
Name			Threshold	Target	Max
			($)	($)	($)	(#)	(#)	($/Sh)	($)
Jon M. Huntsman	—	02/04/09	$0	—	$3,000,000	—	—	—	—
Peter R. Huntsman	03/02/09	02/04/09	$0	$1,464,500	$2,929,000	400,000	400,000	$2.59	$1,232,000
J. Kimo Esplin	03/02/09	02/04/09	$0	$282,420	$587,400	189,189	428,571	$2.59	$700,000
Samuel D. Scruggs	03/02/09	02/04/09	$0	$255,000	$510,000	162,162	367,347	$2.59	$600,000
Anthony Hankins	03/02/09	02/04/09	$0	$301,080	$602,160	148,649	336,735	$2.59	$550,000

(1)
See "Compensation Discussion & Analysis" for additional information with respect to these amounts.

(2)
This column shows the number of restricted shares of stock granted to the named executive officers in 2009. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock.

(3)
This column shows the number of nonqualified options granted to the named executive officers in 2009. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date.

(4)
This column shows the full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123R). These awards are not subject to performance conditions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2009

        The following is a discussion of material factors necessary to obtain an understanding of the information disclosed under "—Summary Compensation Table" and "—Grants of Plan-Based Awards in Fiscal 2009."

  Employment Agreements

        Although we generally do not enter into employment agreements with executive officers, effective November 1, 2000, Mr. Hankins entered into a letter agreement with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. This letter agreement defines the initial elements of Mr. Hankins' compensation package, including base salary and a performance-based bonus, and it provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary. The primary purpose of this letter agreement is to provide Mr. Hankins with details regarding repatriation to his home country following the completion of his foreign assignment.

  Annual Non-Equity Incentive Awards

        For the named executive officers, our annual incentive compensation program for 2009 provided for target annual incentive compensation of 100% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers, except for Jon M. Huntsman who is eligible for a maximum award of $3 million, with maximum possible annual incentive compensation set at 200% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers (other than Jon M. Huntsman). The target and maximum bonus amounts were set to align within the total compensation median range of those amounts for comparable executive positions within our peer group. Potential payout of individual bonuses was dependent upon both group performance and individual contributions to our success. The performance measures were selected for use in the annual incentive portion of compensation because of their importance to our operations. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the applicable performance components and for their individual performance. Jon M. Huntsman's incentive award was based entirely on the discretion of the Compensation Committee. Peter R. Huntsman incentive award was based on the following performance measures: corporate adjusted EBITDA; compliance, fixed cost and debt reduction; and personal performance. Messrs. Esplin's and Scruggs' incentive awards were based on the following performance measures: corporate adjusted EBITDA; fixed cost reduction; compliance; and personal performance. Mr. Hankins' incentive award was based on the following performance measures: corporate adjusted EBITDA; divisional adjusted EBITDA; fixed cost reduction; compliance; and personal performance. The weighting applied to each performance measure for each named executive officer is described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Awards."

  Equity Awards under the Stock Incentive Plan

        Grants were targeted at levels intended to represent an estimated potential financial value that, when combined with base salary and annual incentive, would be near the market median value for total direct compensation (base salary plus annual incentive plus long-term compensation) paid to comparable executive positions at companies in our peer group and other chemical and general industrial companies as represented in nationally-recognized executive compensation surveys. In 2009, stock grants for executive officers were based upon a distribution of 70% in restricted stock and 30% in stock options. The only exception to this stock delivery methodology was for Peter R. Huntsman who was impacted by a provision of our Stock Incentive Plan that limited individual grants to no more that 800,000 shares in any one calendar year. Accordingly, Peter R. Huntsman received equity awards consisting of 50% in restricted stock and 50% in stock options.

        Restricted stock awards vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date.

  Explanation of Amount of Salary and Bonus in Proportion to Total Compensation

        The key elements of direct compensation for the named executive officers are base salary, annual incentive compensation, special project bonuses and equity-based compensation. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. For 2009, the mix of these four elements for each of the named executive officers is illustrated in more detail under "Compensation Discussion and Analysis—Mix of Compensation."

Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table provides information on the current holdings of stock options and stock awards by the named executive officers from our Stock Incentive Plan. The market value of the stock awards is based on the closing market price of our stock on December 31, 2009, which was $11.29.

		Option Awards(1)
						Stock Awards(2)
		Securities Underlying Unexercised Options
							Market Value of Shares or Units of Stock that have Not Vested
	Date of Award			Exercise Price	Expiration Date	Shares or Units of Stock that have Not Vested
Name		Exercisable	Unexercisable
		(#)	(#)	($)		(#)	($)
Jon M. Huntsman(3)	—	—	—	—	—	—	—
Peter R. Huntsman(4)	3/02/09	0	400,000	$2.59	3/02/19	400,000	$4,516,000
	2/26/08	0	0	n/a	n/a	90,182	$1,018,155
	2/20/07	309,857	154,928	$20.66	2/20/17	37,292	$421,027
	3/01/06	374,618	0	$20.50	3/01/16	0	$0
	2/10/05	454,950	0	$23.00	2/10/15	0	$0
J. Kimo Esplin(5)	3/02/09	0	428,571	$2.59	3/02/19	189,189	$2,135,944
	2/26/08	0	0	n/a	n/a	21,472	$242,419
	2/20/07	73,775	36,888	$20.66	2/20/17	8,879	$100,244
	3/01/06	93,655	0	$20.50	3/01/16	0	$0
	2/10/05	157,483	0	$23.00	2/10/15	0	$0
Samuel D. Scruggs(6)	3/02/09	367,347	0	$2.59	12/31/14	0	$0
	2/26/08	0	0	n/a	n/a	0	$0
	2/20/07	110,663	0	$20.66	12/31/14	0	$0
	3/01/06	93,655	0	$20.50	12/31/14	0	$0
	2/10/05	157,483	0	$23.00	12/31/14	0	$0
Anthony P. Hankins(7)	3/02/09	0	336,735	$2.59	3/02/19	148,649	$1,678,247
	2/26/08	0	0	n/a	n/a	12,883	$145,449
	2/20/07	44,265	22,133	$20.66	2/20/17	5,327	$60,142
	3/01/06	56,193	0	$20.50	3/01/16	0	$0
	2/10/05	157,483	0	$23.00	2/10/15	0	$0

(1)
Option awards vest ratably in three equal annual installments and become exercisable on the anniversary of each respective grant date. Outstanding option awards granted on February 10, 2005 and March 1, 2006 are 100% vested. Outstanding option awards granted on February 20, 2007 vested 33 1/3% on February 20, 2008, 66 2/3% on February 20, 2009, with the remaining unvested until February 20, 2010. No option awards were granted on February 26, 2008. Outstanding option awards granted March 2, 2009 will vest 33 1/3% on March 2, 2010, 66 2/3% on March 2, 2011, and 100% on March 2, 2012.

(2)
Restricted stock awards vest ratably in three equal annual installments and lapse their associated restrictions on the anniversary of each respective grant date. Restricted stock awards have generally been granted on the same day as option awards and vest on the same schedule as footnoted for option awards above, with the exception of 2008 as only restricted stock awards were granted and not option awards. Restricted stock awards granted on February 26, 2008 vest 33 1/3% on February 26, 2009, 66 2/3% on February 26, 2010, and 100% on February 26, 2011.

(3)
Jon M. Huntsman was not awarded stock or option awards from the date of our initial public offering through the end of 2009.

(4)
On February 20, 2007, we granted Peter R. Huntsman 464,785 options at an exercise price of $20.66 per share, and 111,875 shares of restricted stock. On February 26, 2008, we granted Mr. Huntsman 135,274 shares of restricted stock. On March 2, 2009, we granted Mr. Huntsman 400,000 options at an exercise price of $2.59, and 400,000 shares of restricted stock.

(5)
On February 20, 2007, we granted Mr. Esplin 110,663 options at an exercise price of $20.66 per share, and 26,637 shares of restricted stock. On February 26, 2008, we granted Mr. Esplin 32,209 shares of restricted stock. On March 2, 2009, we granted Mr. Esplin 428,571 options at an exercise price of $2.59, and 189,189 shares of restricted stock.

(6)
On February 20, 2007, we granted Mr. Scruggs 110,663 options at an exercise price of $20.66 per share, and 26,637 shares of restricted stock. On February 26, 2008, we granted Mr. Scruggs 32,209 shares of restricted stock. On March 2, 2009, we granted Mr. Scruggs 367,347 options at an exercise price of $2.59, and 162,162 shares of restricted stock. The number of exercisable options associated with each date of award for Mr. Scruggs corresponds to the total number of options granted on each of those dates. In accordance with the Separation and Release Agreement that we entered into with Mr. Scruggs on December 28, 2009, to the extent not vested as of that date, all restricted stock awards and option awards held by Mr. Scruggs vested in full, and any option awards outstanding as of such date became exercisable in accordance with the terms of the applicable award until the earlier of the original expiration date of the applicable option agreement or December 31, 2014.

(7)
On February 20, 2007, we granted Mr. Hankins 66,398 options at an exercise price of $20.66 per share, and 15,982 shares of restricted stock. On February 26, 2008, we granted Mr. Hankins 19,325 shares of restricted stock. On March 2, 2009, we granted Mr. Hankins 336,735 options at an exercise price of $2.59, and 148,649 shares of restricted stock.

 Option Exercises and Stock Vested During Fiscal 2009

        The following table shows the number of shares of stock that vested during 2009 and the aggregate gross dollar value realized upon vesting. None of our named executive officers exercised or transferred for value any option awards during 2009.

	Stock Awards
Name	Shares Acquired on Vesting(a)	Value Realized on Vesting(b)(1)
	(#)	($)
Jon M. Huntsman(2)	—	—
Peter R. Huntsman	116,935	$282,051
J. Kimo Esplin	28,254	$68,243
Samuel D. Scruggs(3)	220,767	$2,280,218
Anthony P. Hankins	16,952	$40,945

(1)
The following tabular disclosure provides information regarding the market value of the underlying shares on the vesting date and the number of shares that were withheld in connection with each transaction to satisfy tax obligations.

				Shares Vested		Shares Withheld for Tax Obligation		Net Shares Issued
Name	Grant Date	Vest Date	Closing Price on Vest Date	(#)(a)	Value Realized(b)	(#)	Value Paid	(#)	Market Value
Peter R. Huntsman	02/20/07	02/20/09	$2.30	37,291	$85,769	9,864	$22,688	27,427	$63,082
	02/26/08	02/26/09	$2.33	45,092	$105,064	11,927	$27,789	33,165	$77,274
	03/01/06	03/01/09	$2.64	34,552	$91,217	9,139	$24,127	25,413	$67,090

				116,935	$282,051	30,930	$74,604	86,005	$207,447
J. Kimo Esplin	02/20/07	02/20/09	$2.30	8,879	$20,422	3,461	$7,960	5,418	$12,461
	02/26/08	02/26/09	$2.33	10,737	$25,017	3,653	$8,511	7,084	$16,506
	03/01/06	03/01/09	$2.64	8,638	$22,804	2,831	$7,474	5,807	$15,330

				28,254	$68,243	9,945	$23,946	18,309	$44,298
Samuel D. Scruggs	02/20/07	02/20/09	$2.30	8,879	$20,422	3,151	$7,247	5,728	$13,174
	02/26/08	02/26/09	$2.33	10,737	$25,017	3,842	$8,952	6,895	$16,065
	03/01/06	03/01/09	$2.64	8,638	$22,804	2,823	$7,453	5,815	$15,352
	02/20/07	12/28/09	$11.49	8,879	$102,020	3,681	$42,295	5,198	$59,725
	02/26/08	12/28/09	$11.49	21,472	$246,713	8,901	$102,272	12,571	$144,441
	03/02/09	12/28/09	$11.49	162,162	$1,863,241	67,217	$772,323	94,945	$1,090,918

				220,767	$2,280,218	89,615	$940,542	131,152	$1,339,675
Anthony P. Hankins	02/20/07	02/20/09	$2.30	5,327	$12,252	1,409	$3,241	3,918	$9,011
	02/26/08	02/26/09	$2.33	6,442	$15,010	1,704	$3,971	4,738	$11,040
	03/01/06	03/01/09	$2.64	5,183	$13,683	1,371	$3,619	3,812	$10,064

				16,952	$40,945	4,484	$10,831	12,468	$30,115
(2)
Jon M. Huntsman did not participate in the Stock Incentive Plan during 2009.

(3)
In accordance with the Separation and Release Agreement entered into between us and Mr. Scruggs on December 28, 2009, to the extent not vested as of that date, all of his restricted stock awards vested in full as disclosed under "—Outstanding Equity Awards at 2009 Fiscal Year-End."

 Pension Benefits in Fiscal 2009

        The table below sets forth information on the pension benefits for the named executive officers under our pension plans, each of which is more fully described in the following table. The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2009 for the named executive officer under each plan based upon the assumptions described below.

Name	Plan Name	Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
		(#)	($)	($)
Jon M. Huntsman	Huntsman Pension Plan	32.167	$28,076	$0
	Supplemental Executive Retirement Plan		$87,474	$3,137,512
Peter R. Huntsman	Huntsman Pension Plan	26.417	$403,993	$0
	Supplemental Executive Retirement Plan		$4,472,314	$0
J. Kimo Esplin	Huntsman Pension Plan	15.417	$236,418	$0
	Supplemental Executive Retirement Plan		$675,527	$0
Samuel D. Scruggs	Huntsman Pension Plan	14.083	$253,910	$0
	Supplemental Executive Retirement Plan		$626,492	$0
Anthony P. Hankins	Huntsman Pension Scheme (UK)	30.225	$3,482,217	$0

(1)
The number of years of service credited to the named executive officer is determined using the same pension plan measurement date used for financial statement reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our consolidated financial statement included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
The actuarial present value of the accumulated benefits is determined using the same assumptions as used for financial reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. For purpose of performing these calculations, a normal retirement age of 65 was utilized for Messrs. Peter R. Huntsman, Esplin, and Scruggs, and a normal retirement age of 62 was used for Mr. Hankins. With the exception of Jon M. Huntsman, all accrued benefits are assumed payable at the plan's normal retirement age of 65 (earliest unreduced age). It is assumed that Jon Huntsman's benefits are payable immediately.

        Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin, and Scruggs were participants in 2009 in the Huntsman Pension Plan and the Supplemental Executive Retirement Plan described in "Compensation Discussion and Analysis" above. The Supplemental Executive Retirement Plan provides defined benefit retirement benefits that would otherwise have been available under the Huntsman Pension Plan but for statutory limitations applicable to tax-qualified plans. Both plans express benefits as a hypothetical cash balance account established in each participant's name.

        A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and bonus as described above under "—Summary Compensation Table." "Compensation" under the Huntsman Pension Plan is subject to the compensation limit applicable to tax-qualified plans ($245,000 for 2009). The benefit that would be available under the Huntsman Pension Plan, but for this limitation, is provided under the Supplemental Executive Retirement Plan. The applicable pay credit percentage ranges between 9% and 12% depending on the participant's combined age and years of service as of the start of each plan year. The pay credits for the Huntsman Defined Benefit Pension Plan are $29,400 for Jon M. Huntsman, $25,725 for Peter R. Huntsman, $22,050 for Messrs. Esplin and Scruggs. The pay credits for the Supplemental Executive Retirement Plan are $91,600, $128,047, $28,613, and $22,136 for Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin, and Scruggs, respectively.

        "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. The interest credits for the Huntsman Defined Benefit Pension Plan are $0 for Jon M. Huntsman, and $19,929, $11,303 and $12,069 for Messrs Peter R. Huntsman, Esplin, and Scruggs, respectively. The interest credits for the Supplemental Executive Retirement Plan are $0, $228,085, $33,934 and $31,316 for Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin and Scruggs, respectively.

        Pursuant to the terms of the Huntsman Pension Plan, at termination of employment after having completed at least three years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. The Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004. Under the prior plan provisions, the monthly basic benefit equaled one-twelfth of 1.4% of average earnings multiplied by pension service prior to January 1, 2000, plus 1.5% of average earnings multiplied by pension service after January 1, 2000, less 50% of the Social Security benefit prorated by pension service, payable as a life annuity to the participant. The prior Supplemental Executive Retirement Plan mirrored the benefit from the Huntsman Defined Benefit Pension Plan. Early retirement reductions apply if retirement occurs before normal retirement age (defined as age 65 with 5 years of service) and on or after the earlier of (1) both attaining age 50 and age plus vesting service equal to 80 or more, or (2) age 55 with 10 years of vesting service.

        Vested benefits under the Supplemental Executive Retirement Plan are paid 30 days following a participant's separation from service, unless the participant is a "specified employee" for purposes of Section 409A of the Internal Revenue Code ("Section 409A"), in which case payment will be delayed for six months. Vested benefits are paid in a single cash lump sum unless the participant elects: (1) a life annuity, (2) a life annuity with payments guaranteed for 120 months, or (3) a joint and survivor annuity providing survivor benefits equal to 50 or 100 percent (as elected by the participant) of the annuity payable to the participant. Benefits are unvested until the earlier to occur of: (1) completion of ten years of service, (2) termination on account of death, "Disability," on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." Each named executive officer is fully vested in his benefit under the Supplemental Executive Retirement Plan.

        "Disability" under the Huntsman Pension Plan provides that for a disabled participant, service and benefit accruals continue for 24 months. After 24 months, disabled participants are deemed to be terminated participants. Disability is defined as total and permanent disability, as determined by the administrator of the company's long-term disability plan.

        "Normal Retirement Age" is retirement eligibility upon age 65 with 5 years of service under the Huntsman Pension Plan and Supplemental Executive Retirement Plan.

        "Reasonable Cause" means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law or the material violation of any of our significant policies that materially and adversely affects us, or (2) the failure of the participant to substantially perform his duties.

        Mr. Hankins participates in the Huntsman Pension Scheme in the U.K. The Huntsman Pension Scheme provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $22,084 (£11,250), plus 1.83% of final pensionable compensation above $22,084 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. These benefits include U.K. social security benefits. As of December 31, 2009, Mr. Hankins had approximately 30 years of service in the U.K., and is fully vested in these benefits.

 Nonqualified Deferred Compensation in Fiscal 2009

        The table below provides information on the non-qualified deferred compensation of the named executive officers in 2009 under the Supplemental Savings Plan and the SEMPP. All of our named executive officers participate in these plans with the exception of Jon M. Huntsman who is not eligible for the SEMPP and does not participate in the Supplemental Savings Plan. The named executive officers cannot withdraw any amounts from their deferred compensation balances for a period of six months following the date of their termination of employment or retirement. No withdrawals or distributions were made in 2009.

Name	Executive Contributions(1)	Huntsman Contributions(2)		Aggregate Earnings(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Jon M. Huntsman	$0	$0		$0	$0	$0
Peter R. Huntsman	$0	$100,910	(4)	$21,824	$0	$1,396,055	(5)
J. Kimo Esplin	$73,425	$24,450	(6)	$40,431	$0	$1,586,426	(7)
Samuel D. Scruggs	$48,960	$24,460	(8)	$34,396	$0	$1,278,536	(9)
Anthony P Hankins	$10,438	$27,690	(10)	$24,748	$0	$990,086	(11)

(1)
These contributions represent deferrals under the Supplemental Savings Plan and are included in the Salary column of the Summary Compensation Table set forth above.

(2)
These amounts represent contributions to our Supplemental Savings Plan and the SEMPP and are included in the All Other Compensation column of the Summary Compensation Table set forth above.

(3)
No above market or preferential earnings are provided under our non-qualified defined contribution plans because the investment choices available under such plans are identical to the investment choices available in the 401(k) Plan and the MPP, which are our qualified plans. Consequently, none of the earnings reported in this table are included in the Summary Compensation Table set forth above.

(4)
This amount includes a contribution of $3,350 to the Supplemental Savings Plan and a contribution of $97,560 to the SEMPP.

(5)
This amount includes $43,150 from our Supplemental Savings Plan and $1,352,905 from our SEMPP.

(6)
This amount includes a contribution of $4,890 to the Supplemental Savings Plan and a contribution of $19,560 to the SEMPP.

(7)
This amount includes $1,244,071 from our Supplemental Savings Plan and $342,354 from our SEMPP.

(8)
This amount includes a contribution of $4,892 to the Supplemental Savings Plan and a contribution of $19,568 to the SEMPP.

(9)
This amount includes $1,057,176 from our Supplemental Savings Plan and $221,360 from our SEMPP. In accordance with our plan guidelines, Mr. Scruggs will not be eligible to receive distribution from these plans until July 1, 2010.

(10)
This amount includes a contribution of $5,538 to the Supplemental Savings Plan and a contribution of $22,152 to the SEMPP.

(11)
This amount includes $849,545 from our Supplemental Savings Plan and $140,540 from our SEMPP.

        As described above under "Compensation Discussion and Analysis," the Company sponsors two non-qualified defined contribution plans. The Supplemental Savings Plan allows eligible executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive award bonuses. The plan also provides for matching contributions that would otherwise have been made by us to the participant's 401(k) Plan account but for the statutory limits imposed on tax-qualified retirement plans. As required by Section 409A, deferrals must be elected in the calendar year preceding the year in which the compensation deferred is earned.

        The Supplemental Savings Plan provides for payment of benefits to a participant upon the earlier to occur of a "Change of Control" or a termination of the participant's service. Benefits paid upon a "Change of Control" are always paid in a single lump sum payment. Benefits payable upon a separation from service can be made (at the election of the participant) in either a single lump sum payment or in substantially equal installments over a period selected by the participant that does not exceed ten years. In addition, the participant may request distribution of all or portion of the amounts credited to his account upon an "Unforeseeable Emergency." Payments upon separation from service will be delayed six months in accordance with Section 409A in the event a participant is a "specified employee" for purposes of Section 409A.

        The Supplemental Savings Plan defines a "Change of Control" as the occurrence of either of the following events:

  •
  Any person becomes the owner of 35% or more of our outstanding voting stock (other than certain persons affiliated with us).

  •
  The replacement of a majority of our Board over a two-year period except in cases where (1) such replacement is not approved by a vote of at least a majority of the incumbent Board or (2) the election or nomination of such replacement Board members is by certain of our affiliates.

        In addition, any "Change of Control" must also constitute a change in control for purposes of Section 409A.

        A participant will be deemed to have incurred an "Unforeseeable Emergency" if he suffers a severe financial hardship resulting from (1) an illness or accident with respect to him, his spouse or a dependent, (2) the loss of property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant's control determined by us to constitute an unforeseeable emergency for purposes of Section 409A.

        As described above under "Compensation Discussion and Analysis," the SEMPP provides for benefits that would not otherwise be available under our MPP due to statutory limitations imposed on tax-qualified retirement plans. The plan provides for the payment of vested benefits upon a participant's separation from service except to the extent the participant is a "specified employee" for purposes of Section 409A in which case benefits will be delayed six months. A participant's benefits vest on the earlier to occur of (1) completion of ten years of service, (2) termination on account of death, "Disability," or on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." "Disability," "Normal Retirement Age," and "Reasonable Cause" have the same meanings as set forth above in our description of the Supplemental Executive Retirement Plan under "—Pension Benefits in Fiscal 2009." Each named executive officer is currently vested in his SEMPP benefit.

        Benefits are payable in one of the following forms elected by a participant:

  •
  A single lump sum payment; or

  •
  A single life annuity; or

  •
  A joint and survivor annuity; or

  •
  Installments over a period selected by the participant not in excess of ten years.

        Participants are entitled to elect the investment of their accounts under both the Supplemental Savings Plan and the SEMPP. Although no assets may actually be invested, a participant's benefit value is based on the gains or losses of the investments they choose. No above market or preferential earnings are provided under our non-qualified defined contributions plans because the investment choices available under the plans are identical to the investment choices available in the 401(k) Plan and the MPP. Consequently none of the earnings reported under "—Nonqualified Deferred Compensation in Fiscal 2009" are included in the Summary Compensation Table set forth above. Participants may change their investment options at any time by submitting a change form to the plan administrator.

        The table below lists the investment funds available to participants in the 401(k) Plan, the Supplemental Savings Plan, the MPP and SEMPP. The table also provides the rate of return for each fund for 2009. All funds and rates of return are the same for all four defined contribution plans.

Investment Funds	Ticker Symbol	2009 Performance
PIMCO Total Return Bond Fund	PTTRX	13.8%
American Century Inflation Adjusted Bond Fund	AIANX	10.9%
Vanguard Institutional Index	VINIX	26.6%
American Funds Growth Fund of America	RGAFX	34.9%
American Beacon Large Cap Value Institutional	AADEX	27.5%
Vanguard Retirement Savings Trust II	n/a	3.2%
Vanguard Selected Value	VASVX	36.3%
Fidelity Low Priced Stock	FLPSX	39.1%
Morgan Stanley Institutional Mid Cap Growth	MACGX	59.7%
Royce Value Plus	RYVPX	41.4%
American Beacon ABF Small Cap Value	AVFIX	35.4%
American Century Real Estate	REAIX	26.9%
Fidelity International Discovery	FIGRX	30.1%
First Eagle Overseas	SGOVX	20.6%
DFA Emerging Markets Value	DFEVX	92.3%
PIMCO Commodity Real Return Strategy	PCRIX	39.9%
Fidelity Freedom Income	FFFAX	16.1%
Fidelity Freedom Fund 2010	FFFCX	24.8%
Fidelity Freedom Fund 2020	FFFDX	28.9%
Fidelity Freedom Fund 2030	FFFEX	30.6%
Fidelity Freedom Fund 2040	FFFFX	31.7%
Fidelity Freedom Fund 2050	FFFHX	32.5%
Hartford Capital Appreciation Fund	HCAYX	43.6%

Potential Payments upon Termination or Change of Control

        As described above under "Compensation Discussion and Analysis," other than a letter agreement with Mr. Hankins, we do not maintain employment agreements with our named executive officers; the executives instead will be entitled to potential severance benefits under our Executive Severance Plan. In addition, equity awards granted under our Stock Incentive Plan provide for accelerated vesting upon a "Change of Control" as defined in the Stock Incentive Plan at the discretion of our Compensation Committee. There are no material conditions or obligations applicable to the receipt of these payments or benefits.

        The tables below quantify the benefits available under these arrangements (assuming that the vesting of outstanding equity awards held by our named executive officers is accelerated by our Compensation Committee). Pursuant to our Executive Severance Plan, each of our executive officers will be entitled to receive a single lump sum severance payment in an amount equal to two times his or her annual base salary in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason." The cash payment will be paid to the executive within the 60 days following an applicable termination of employment. In addition to cash payments, the Executive Severance Plan also provides the continuation of medical benefits for one year following termination, and outplacement services for a period of one year. Mr. Hankins is a citizen of the United Kingdom and as such, his potential severance payment of 33 times base monthly salary for termination under these circumstances is calculated in accordance with the terms of similarly situated foreign associates.

        The Executive Severance Plan utilizes the same definition of "Reasonable Cause" as set forth above with respect to our Supplemental Executive Retirement Plan. A termination for "Good Reason" pursuant to the Executive Severance Plan will be deemed to occur upon voluntary termination of employment as a result of the significant detrimental reduction or change to the executive's job responsibilities or in his current base compensation, which we do not remedy within a ten day period following the executive's written notice to us regarding the reduction or change, or change in the executive's principal place of work by more than fifty miles from his or her principal place of work in effect immediately prior to such change, which is not remedied by the Company within thirty days of written notice by the executive of the reduction or change. While "disability" and "retirement" are not defined terms under the Executive Severance Plan, as part of its administrative functions as the administrator of the plan, our Compensation Committee has the authority to determine the existence or either of these scenarios for the executives.

        A "Change of Control" under the Stock Incentive Plan means the occurrence of any of the following:

  •
  An acquisition of 50% or more of the combined voting power of our outstanding voting securities.

  •
  The consummation of a transaction in which our stockholders do not own, immediately thereafter, 50% or more of the resulting entity in substantially the same portion as their stock ownership prior to the transaction.

  •
  The sale or disposition of all or substantially all of our assets.

  •
  A majority change in the incumbent directors of our Board.

  •
  An approval by our Board or our stockholders of a complete or substantially complete liquidation or dissolution.

        Historically, based on information provided by our compensation consultant, we determined that it was necessary to provide executives with two times base yearly compensation as severance in order to attract and retain executive talent necessary for our business, as similar or greater amounts of severance were provided to executives employed by our competitors. For 2009, the Compensation Committee kept severance at this same level, as information provided by the compensation consultant indicated that this level of severance is consistent with our objective of providing compensation within range of the median paid to similarly situated executives at comparable companies against whom we compete.

        As described in "Compensation Discussion and Analysis—Compensation Peer Group," information regarding potential payments to be made under termination scenarios was included in the tally sheets provided to the Compensation Committee. While this information was available to the Compensation

Committee when it reviewed other components of compensation for 2009, it did not have a material effect on decisions regarding these other compensation components.

        In accordance with the Separation and Release Agreement that we entered into with Mr. Scruggs on December 28, 2009 which provided for Mr. Scruggs' separation from our Company effective December 31, 2009, we paid to Mr. Scruggs a severance payment in the gross amount of $884,000 less applicable tax and other appropriate withholdings, representing a payment equal to two times his annual salary. The Separation and Release Agreement also provided for a lump sum payment to Mr. Scruggs in the amount of $18,501, less applicable withholding taxes, upon his election of COBRA coverage and a payment in the amount of $47,600 for earned but unused vacation. The Separation and Release Agreement expressly references the Company's determination that Mr. Scruggs' separation from the Company met the requirements for severance benefits under the Executive Severance Plan.

        The tables below reflect the compensation payable to or on behalf of each named executive officer (other than Mr. Scruggs) upon retirement, disability, death, an involuntary termination without cause, or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2009, and thus includes amounts earned through such time. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance. Amounts payable under the Supplemental Savings Plan and SEMPP are described under "—Nonqualified Deferred Compensation in Fiscal 2009" above. Please note that while a termination of employment would accelerate the time in which an executive's pension plan account could be distributed to him and is thus noted below, amounts in this column will only be paid once, despite being listed both below and under "—Pension Benefits in Fiscal 2009" above. Our Compensation Committee has the authority to require an executive to sign and not revoke a general waiver and release in our favor prior to receiving benefits under the Executive Severance Plan, thus in some cases the amounts below may be subject to the execution of such an agreement.

  Potential Payments for Jon M. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$2,200,000	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$0
Benefit Plans
Huntsman Pension Plan(3)	$29,400	$29,400	$29,400	$29,400	$0
Supplemental Executive Retirement Plan(3)	$91,600	$91,600	$91,600	$91,600	$0
Health & Welfare(4)	$0	$0	$0	$17,000	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Mr. Huntsman was not a participant in the Stock Incentive Plan and held no outstanding equity-based awards at the end of the 2009 calendar year.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2009" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2009 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be approximately $9,000.

  Potential Payments for Peter R. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$2,929,000	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$9,435,181
Benefit Plans
Huntsman Pension Plan(3)	$444,237	$444,237	$444,237	$444,237	$0
Supplemental Executive Retirement Plan(3)	$4,917,823	$4,917,823	$4,917,823	$4,917,823	$0
Health & Welfare(4)	$0	$0	$0	$17,000	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2009. Based on the fair market value per share of our common stock on December 31, 2009, which was $11.29, an acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $5,955,181, and an acceleration of Mr. Huntsman's unvested options would have an estimated value of $3,480,000.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2009" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2009 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for J. Kimo Esplin

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$979,000	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$6,207,174
Benefit Plans
Huntsman Pension Plan(3)	$259,411	$259,411	$259,411	$259,411	$0
Supplemental Executive Retirement Plan(3)	$741,224	$741,224	$741,224	$741,224	$0
Health & Welfare(4)	$0	$0	$0	$16,593	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Esplin's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2009. Based on the fair market value per share of our common stock on December 31, 2009, which was $11.29, an acceleration of Mr. Esplin's unvested shares of restricted stock would have an estimated value of $2,478,607, and an acceleration of Mr. Esplin's unvested options would have an estimated value of $3,728,568.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2009" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2009 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Esplin's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Esplin might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Anthony P. Hankins

	Retirement		Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0		$0	$0	$1,353,978	$0
Stock and Options (unvested & accelerated)(2)	$0		$0	$0	$0	$4,813,433
Benefit Plans
Huntsman Pension Scheme in the UK	$328,490	(3)	$462,661	$400,973	$328,490	$0
Health & Welfare	$0		$0	$0	$0	$0
Outplacement Services(4)	$0		$0	$0	$9,000	$0

(1)
This amount is based on a total of 33 months (21 months plus 12 months notice) of Mr. Hankins' year-end base pensionable pay and applies a GBP to USD exchange rate of 1.4151. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2009. Based on the fair market value per share of our common stock on December 31, 2009, which was $11.29, an acceleration of Mr. Hankins' unvested shares of restricted stock would have an estimated value of $1,883,838, and an acceleration of Mr. Hankins' unvested options would have an estimated value of $2,929,595.

(3)
This amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 52 at which time it would be actuarially reduced to $171,900.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Hankins might utilize these services, we expect the Company cost would be $9,000.

DIRECTOR COMPENSATION

        Annual compensation for non-employee directors is comprised of cash and stock-based equity compensation. Such cash compensation consisted of an annual retainer and supplemental retainers for the chairs and members of Board committees. Stock-based equity compensation consisted of stock or stock units. Jon M. Huntsman, the Executive Chairman of the Board, and Peter R. Huntsman, our President and Chief Executive Officer, are not included in this table since they were employees of the Company and received no compensation for their services as directors of our Company; thus, their compensation is shown in the Summary Compensation Table.

        Each component of non-employee director compensation is described in more detail below, and the total 2009 compensation for our non-employee directors is shown in the following table:

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
	($)(2)	($)(3)	($)(4)	($)(5)	($)
Nolan D. Archibald,	$150,000	$120,000	$0	$6,300	$276,300
Compensation Committee Chairman(6)
Marsha Evans,	$130,000	$120,000	$0	$20,844	$270,844
Nominating & Governance Committee
H. William Lichtenberger,	$220,000	$120,000	$0	$21,573	$361,573
Vice Chairman & Lead Independent Director,(7) Nominating & Governance Committee Chair and Audit Committee
Richard Michaelson,	$180,000	$120,000	$0	$24,832	$324,832
Audit Committee Chairman and Nominating & Governance Committee
Wayne A. Reaud,	$160,000	$120,000	$0	$24,832	$304,832
Litigation Committee Chairman and Compensation Committee(8)
Alvin V. Shoemaker,	$150,000	$120,000	$0	$20,844	$290,844
Compensation Committee and Audit Committee

(1)
Patrick Harker has served as one of our directors since March 2010 and thus received no compensation as a non-employee director in 2009.

(2)
This column includes the amount earned for retainer fees.

(3)
This column represents the aggregate grant date fair value of restricted stock awards granted in 2009 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123R). The full grant date fair value of the 46,332 shares of stock ($2.59 per share) granted to each director under the Stock Incentive Plan on March 2, 2009 was $120,000. The stock awards granted in 2009 vest immediately in whole on the day of grant; previous restricted stock awards were subject to vesting ratably in three equal annual installments beginning on the first anniversary of the grant date. As of December 31, 2009, the aggregate number of stock awards outstanding for each independent director was: 52,109 for Ms. Evans and Mr. Shoemaker; 62,081 for Messrs. Michaelson and Reaud, 15,749 for Mr. Archibald, and 53,932 for Mr. Lichtenberger. In 2009, Mr. Archibald elected to receive his stock award in a stock grant while Ms. Evans and Messrs. Lichtenberger, Michaelson, Reaud, and Shoemaker elected to receive stock units.

(4)
No stock option awards were granted to our directors in 2009. Stock options granted under the Stock Incentive Plan prior to 2009 vested ratably in three equal annual installments beginning on the first anniversary of the grant date. As of December 31, 2009, the aggregate number of nonqualified option awards outstanding for each non-employee director was 50,000.

(5)
The amount reflected for each non-employee director includes dividend earnings accrued on restricted stock-based awards.

(6)
Mr. Archibald was appointed Chairman of the Compensation Committee on January 16, 2009. On December 3, 2008, we approved the third amendment to the Huntsman Outside Director Elective Deferral Plan, whereby directors were allowed a one-time opportunity to elect full payment from their deferral account, valued as of a date specified on an election form, while maintaining service on the Board. This window of opportunity closed on December 31, 2008, and any elected payouts were required to be made in 2009 or after. In January 2009, we paid Mr. Archibald his full deferral account valued at $185,546 in accordance with his election. Since this payout amount represents fees earned in prior years, the amount is not reflected in the Director Compensation Table.

(7)
Mr. Lichtenberger was appointed Vice Chairman and Lead Independent Director effective February 1, 2009.

(8)
Mr. Reaud was appointed Chairman of the Litigation Committee effective November of 2008.

        The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving our Company but, for independent directors, should not be so great as to compromise independence. With the assistance of outside compensation consultants, the Compensation Committee periodically reviews our director compensation practices and compares them against the practices of a selected peer group of companies as well as against the practices of public company boards generally.

        During 2009, non-employee directors received an annualized cash retainer of $120,000 paid in quarterly installments and an annual stock-based award with a value of $120,000 on the grant date. In 2009, annual stock-based awards began vesting immediately in whole on the grant date while in the past annual stock-based awards vested in three equal annual installments beginning on the first anniversary of the grant date. Each member of the Audit Committee received an additional annual cash retainer of $20,000, and each member of the Compensation and Governance committees received an additional annual cash retainer of $10,000. The Lead Independent Director receives an additional annual cash retainer of $50,000. The chairperson of the Audit Committee received an annual cash retainer of $30,000, and the chairpersons of the Compensation, Governance, and Litigation committees each received annual cash retainers of $20,000, in each case in addition to the retainers received for being members of these committees.

        We also offer non-employee directors the opportunity to participate in the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified plan established primarily for the purpose of providing our independent directors with the ability to defer the receipt of director fees. Benefits under the plan are payable in cash distributable either in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board. On December 3, 2008, we approved a third amendment to the Huntsman Outside Director Elective Deferral Plan, whereby directors were allowed a one-time opportunity to elect full payment from his/her deferral account, valued as of a date specified on an election form, while maintaining service on the Board. This window of opportunity closed on December 31, 2008, and any elected payouts were required to be made in 2009 or after. Mr. Archibald was the only non-employee director to elect to receive a payout of his deferral account.

        Directors who are not independent do not receive annual or supplemental fees. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred for attending meetings of our Board or its committees and for other reasonable expenses related to the performance of their duties as directors.

        The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our independent directors.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information for Fiscal 2009

        The Huntsman Corporation Stock Incentive Plan allows for the issuance of 32,590,909 shares of our common stock, par value $0.01 per share, to employees and consultants of our Company and its subsidiaries and to members of our Board. The following table outlines securities authorized for issuance under our stockholder approved equity plan as of December 31, 2009.

Plan Category	Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Securities remaining available for future issuance under equity compensation plans
	(#)(1)	($)	(#)
Equity compensation plans approved by security holders as of December 31, 2009(1)	13,841,759	$11.30	13,978,052
Equity compensation plans not approved by security holders:	—	—	—

(1)
Includes 11,677,258 outstanding options and 2,164,501 undelivered full-value awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

        Effective as of February 1, 2007, the Board adopted a policy and the procedures for review, approval and monitoring of transactions involving our Company and "related persons" (directors, executive officers, stockholders owning five percent or greater of our common stock, or their respective immediate family members). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

        Related person transactions must be approved by the Audit Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Audit Committee will consider all relevant factors, including as applicable (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties.

        If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

        The Audit Committee approved the RBF Holdings LLC transaction and our lease payments for the Salt Lake City office building, each described below, in accordance with the above policy and continues to monitor the other arrangements described below consistent with the above policy although such arrangements had been entered into prior to the policy's adoption.

Transactions

  Aircraft Sublease and Time-Sharing Agreements

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Monthly sublease payments from Airstar to Jstar are in the approximate amount of $203,000. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third-party pays $2 million per year to our subsidiary for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which we believe to be at least fair market value for the number of flight hours used by such third-party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of their personal use of the Aircraft.

  Consulting Agreement with Jon M. Huntsman

        On April 28, 2009, we and Jon M. Huntsman mutually terminated an agreement we had entered into with Mr. Huntsman on June 3, 2003, pursuant to which Mr. Huntsman provided consulting services to us at our request. Pursuant to this agreement, Mr. Huntsman provided advice and other business consulting services at our request regarding our products, customers, commercial and development strategies, financial affairs and administrative matters based upon his experience and knowledge of our business, the industry and the markets within which we compete. Mr. Huntsman's services were utilized both with respect to the conduct of our business in the ordinary course and with respect to strategic development and specific projects. Under the terms of the agreement, which renewed automatically for successive one-year terms, Mr. Huntsman received $950,000 annually for his services. Following the agreement's termination, we re-established an employment relationship with Mr. Huntsman. For information regarding our compensation arrangements with Mr. Huntsman, please see "Compensation Discussion and Analysis—Employment of Executive Chairman," "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Aircraft Use Policy" and "—Summary Compensation Table" above.

  Salt Lake City Office Building

        An agreement was reached prior to the initial public offering of our common stock in February 2005 with The Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we will donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. On March 24, 2010, we completed this donation. At the time of the donation, the building had an appraised value of approximately $10.1 million. We continue to occupy and use a portion of the building under a lease pursuant to which we make annual lease payments of approximately $1.5 million to The Jon and Karen Huntsman Foundation. The lease expires on December 31, 2013, subject to two five-year extensions, at our option.

  Other Transactions with the Huntsman Family

        The following table shows the compensation in excess of $120,000 paid to members of the Huntsman family (other than Jon M. Huntsman and Peter R. Huntsman, whose compensation is included in the Summary Compensation Table under the heading "Executive Compensation," above) for services as officers or employees of ours in the fiscal year ended December 31, 2009.

Name	Salary	Bonus	Other Compensation
David S. Parkin(1)	$46,738	$49,100	$685,319	(2)
James H. Huntsman(3)	$244,600	$0	$0

(1)
David S. Parkin is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman. As of March 3, 2009, Mr. Parkin was no longer employed by our Company.

(2)
On February 20, 2009, 2,663 of Mr. Parkin's restricted stock awards vested at a value of $2.30 per share for total earnings of $6,125. Upon vesting, we withheld 870 shares to satisfy our tax withholding obligations of $2,001 and issued the net number of 1,793 shares, having a market value of $4,124. On February 26, 2009, 3,221 of Mr. Parkin's restricted stock awards vested at a value of $2.33 per share for total earnings of $7,505. Upon vesting, we withheld 1,052 shares to satisfy our tax withholding obligations of $2,451 and issued the net number of 2,169 shares, having a market value of $5,054. On March 1, 2009, 3,023 of Mr. Parkin's restricted stock awards vested at a value of $2.64 per share for a total earning of $7,981. Upon vesting, we withheld 987 shares to satisfy our tax withholding obligations of $2,606 and issued the net number of 2,036 shares, having a market value of $5,375. Additional compensation included $3,792 for health and welfare and $5,837 for dividends accrued on restricted stock awards. In connection with Mr. Parkin's departure and in accordance with our Executive Severance Plan, we paid a severance in the amount of $411,150 representing a payment equal to one-and-one-half times his annual salary. In addition, we paid $216,212 from our nonqualified benefit plans including $132,698 from the Supplemental Executive Retirement Plan, $67,316 from the SEMPP, and $16,199 from the Supplemental Savings Plan. We also paid Mr. Parkin $26,717 for earned but unused vacation.

(3)
James H. Huntsman is a son of Jon M. Huntsman and brother of Peter R. Huntsman. He had previously been employed by our Company, and was rehired on February 6, 2009. He was granted 107,143 option awards with an exercise price of $2.59, the closing price of a share of our common stock on the grant date, March 2, 2009. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date. In addition, he was granted 47,297 restricted stock awards that will vest ratably in three equal annual installments beginning on the first anniversary of the grant date.

  RBF Port Neches LLC

        Effective as of August 6, 2007, we entered into several related agreements with RBF Port Neches LLC, a company formed to develop and manufacture biodiesel ("RBF"). We believe that a subsidiary of MatlinPatterson indirectly owns approximately 47% of the equity interests in RBF on a fully diluted basis. MatlinPatterson was part of a group that owned more than five percent of our outstanding stock until September 2009, when they liquidated their position.

        Pursuant to the agreements, we have agreed to lease to RBF two parcels of land of approximately 12.8 acres and 17 acres, in each case located adjacent to our Port Neches, Texas facilities, for an initial term of 15 years, and continuing year to year thereafter unless terminated by either party upon three years' prior notice. The leases require annual lease payments of approximately $65,000 for the 12.8 acre parcel and $85,000 for the 17 acre parcel.

        RBF designed, constructed and now owns the biodiesel facility, which is designed to be capable of manufacturing up to approximately 180 million gallons of biodiesel annually. We own all ancillary facilities necessary to deliver certain utilities and raw materials to the biodiesel facility. Under the agreements, RBF maintains responsibility for its order processing and product transportation, and we provide some of the manufacturing and operating services RBF requires. We have agreed to provide certain utilities to the facility, including steam and condensate, wastewater disposal, water, air and nitrogen, and have agreed to manufacture biodiesel at the facility on a "cost-plus" basis. We have also agreed to supply methanol and caustic soda to the facility to the extent we continue to use and have available these raw materials at our adjacent plant. RBF will be responsible for procuring and supplying all other raw materials required. In addition, RBF granted us a continuing right of first refusal (except under certain circumstances) to purchase all of the glycerin produced as a by-product at the facility.

  Registration Rights Agreement

        In connection with a reorganization transaction we consummated upon the completion of our initial public offering, we entered into a registration rights agreement with Huntsman Family Holdings Company LLC and MatlinPatterson and certain of its affiliates, pursuant to which they were granted demand and piggyback registration rights for the shares of our common stock controlled by them. MatlinPatterson no longer owns or controls any of our common stock and no longer has rights under the registration rights agreement. The agreement provides that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of our common stock that are registered pursuant to the agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of Huntsman Family Holdings and us. In addition, all of our stockholders who received shares of our common stock in the reorganization transaction, including certain of our directors, executive officers and other key officers, have the right to include their shares in certain registrations. Our Executive Chairman, Jon M. Huntsman, and our Chief Executive Officer and director, Peter R. Huntsman, are affiliates of Huntsman Family Holdings. In addition, our executive officers J. Kimo Esplin and L. Russell Healy, and Samuel D. Scruggs, a former executive officer and one of our named executive officers, are parties to the registration rights agreement. David S. Parkin, who is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman, is also a party to the registration rights agreement.

  Indemnification Agreements

        We entered into indemnification agreements with our directors and officers, including each of our named executive officers, in connection with the completion of our initial public offering. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at our request as directors, officers, trustees, employees or agents of other entities.

STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINATIONS FOR THE 2011 ANNUAL MEETING

        To be considered for inclusion in the proxy materials for our 2011 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than November 26, 2010. If the date of our 2011 annual meeting changes by more than 30 calendar days from May 6, 2011, then stockholder proposals must be received a reasonable time before we begin to print and send our proxy materials. All stockholder proposals for inclusion in the proxy materials must comply with Rule 14a-8 under the Exchange Act.

        Stockholder proposals and director nominations for our 2011 annual meeting of stockholders not intended for inclusion in the proxy materials for the meeting must be delivered to our Corporate Secretary at our principal executive offices no earlier than January 6, 2011 and no later than February 7, 2011 to be considered timely. If the date of our 2011 annual meeting is more than 30 calendar days before or more than 70 calendar days after May 6, 2011, then such proposals and nominations must be delivered not earlier than the close of business on the 120th calendar day prior to our 2011 annual meeting nor later than the close of business on the later of the 90th calendar day prior to our 2011 annual meeting or the 10th calendar day following the calendar day on which we publicly announce the date of our 2011 annual meeting. Such proposals and nominations must comply with Section 2.8 of our Bylaws. Our Bylaws are available on our website at www.huntsman.com under the link to "Investor Relations." We will also furnish copies of our Bylaws to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com. Please see "Corporate

Governance—Director Nomination Process" for additional information regarding the submission of director nominees by stockholders.

ANNUAL REPORT

        Our Annual Report to Stockholders for the fiscal year ended December 31, 2009 is being furnished to our stockholders primarily via the Internet. On March 26, 2010, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report.

        A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, but not including exhibits, is also available at www.huntsman.com. A copy of our Form 10-K will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person, however, our copying costs will be charged if copies of exhibits to the Form 10-K are requested. Such requests should be directed to Huntsman Investor Relations at (801) 584-5860 or ir@huntsman.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2010

The Notice of Annual Meeting of Stockholders, this Proxy Statement and the Annual Report to
Stockholders for the fiscal year ended December 31, 2009 of Huntsman Corporation are available at
https://materials.proxyvote.com/447011

OTHER INFORMATION

        Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates by mail to BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711. BNY Mellon Shareowner Services may also be reached through its website at www.bnymellon.com/shareowner/isd.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date HUNTSMAN CORPORATION M22723-P94140 BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as Huntsman Corporation's independent registered public accounting firm for the year ending December 31, 2010. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 0 0 Yes No 0 0 0 01) Nolan D Archibald 02) H William Lichtenberger 03) M Anthony Burns 1. Election of the following three nominees as Class III directors VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON If you would like to attend the Annual Meeting and vote in person, please bring this proxy card or personal identification. The Board of Directors recommends that you vote FOR each of the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) HUNTSMAN CORPORATION Annual Meeting of Stockholders May 6, 2010 8:30 AM CDT This proxy is solicited by the Board of Directors The undersigned stockholder of Huntsman Corporation hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2010 Annual Meeting of Stockholders and hereby appoints Peter R. Huntsman and James R. Moore, and each of them, acting individually, with full power of substitution in each, as proxies of the undersigned, to represent the undersigned and vote all shares of Huntsman Corporation common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 6, 2010, at Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, and at any adjournment or postponement thereof, as indicated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of director nominees set forth in proposal 1 and FOR proposal 2. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the 2010 Annual Meeting of Stockholders and at any adjournment or postponement thereof. The undersigned stockholder hereby revokes all proxies previously given by the undersigned to vote at the 2010 Annual Meeting of Stockholders or any adjournment or postponement thereof. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2010: The Notice of Annual Meeting and Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available at www.proxyvote.com. Continued and to be signed on reverse side M22724-P94140